The share exchange is made for the securities of a foreign company.  This share exchange is subject to disclosure requirements of Japan that are different from those of the United States.  Financial statements included in this document have been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

Translation for Reference Purposes Only

Securities Code 9123
September 29, 2009

To Our Shareholders

Takeshi Matsunaga, President
Taiheiyo Kaiun Co., Ltd.
1-4-28, Mita, Minato-ku, Tokyo

CONVOCATION NOTICE OF
THE EXTRAORDINARY MEETING OF SHAREHOLDERS

Taiheiyo Kaiun Co., Ltd. (the “Taiheiyo Kaiun”) will be holding an extraordinary meeting of shareholders and requests your attendance.  The meeting will be held as described below.

If you are unable to attend the meeting, you can exercise your voting rights in writing.  Please review the “Reference Materials for the Extraordinary Meeting of Shareholders” included in this convocation notice and exercise your voting rights by indicating whether you approve or disapprove the agenda item on the enclosed voting right exercise form.  The voting right exercise form must be received by Taiheiyo Kaiun by 5:00 p.m. on Thursday, October 15, 2009 (Japan time).

1.	Date/Time:	Friday, October 16, 2009 at 10:00 AM (Japan time)
2.	Venue:	1-18-1, Shimbashi, Minato-ku, Tokyo Koku Kaikan 5th Floor
3.	Objectives:
Matters to be Resolved:
	Agenda:	Approval of the share exchange agreement between Nippon Yusen Kabushiki Kaisha and Taiheiyo Kaiun.

*	When you arrive at the meeting, please submit the enclosed voting right exercise form to the reception desk.

*
In the event that the attached reference materials for the extraordinary meeting of shareholders need to be modified, Taiheiyo Kaiun will post such modification on its website (http://www.taiheiyokk.co.jp).

Reference Materials for the Extraordinary Meeting of Shareholders

Agenda and Reference Information:

Agenda:	Approval of the Share Exchange Agreement between Nippon Yusen Kabushiki Kaisha and Taiheiyo Kaiun Co., Ltd.

1.	Reason for the Share Exchange

Since its establishment in February 1951, Taiheiyo Kaiun has focused on accumulating a fleet of ships consisting primarily of very large crude carriers (“VLCC”s), mid-/small-range tankers and other crude carriers, wood chip carriers and bulk carriers.  Taiheiyo Kaiun has operated as an affiliate company playing an important role within the Nippon Yusen Kabushiki Kaisha (“NYK”) Group’s energy resources transportation business, focusing primarily on owning, operating, managing and manning crude carriers.  However, after October 2008, a foreign charterer to whom Taiheiyo Kaiun had sub-chartered four bulk carriers informed Taiheiyo Kaiun of its intention to terminate the charter agreements governing its use of such ships before the termination date.  In addition, a South Korean charterer to whom Taiheiyo Kaiun had sub-chartered two bulk carriers filed for court receivership in South Korea.  Consequently, of the six ships affected by these events, one was returned to the ship owner, and Taiheiyo Kaiun was faced with a situation in which it was continuing to pay charter hire to the owners of the remaining five ships, while payment of the sub-charter hire was disrupted.

Concerns arose within Taiheiyo Kaiun that continuing to operate under the charter agreements it had entered into with ship owners in respect of the five ships would significantly impede its business.  Accordingly, Taiheiyo Kaiun entered into negotiations with the owners of each of the five ships to terminate the charter agreements before the termination date specified in the agreements, thereby avoiding fluctuation risks in the shipping market, prepaying the cancellation fees in lump sums and thus reducing the total amount of its future obligations in respect of charter hire.  As a result of such negotiations, Taiheiyo Kaiun reached an agreement with the owners of each of the five ships, where Taiheiyo Kaiun will incur a total of approximately 7,500 million yen in cancellation fees.

As a result of incurring obligations to pay cancellation fees set forth above, Taiheiyo Kaiun anticipated that the forecasted net loss for the fiscal year ending March 31, 2010 would increase to a net loss of 5,140 million yen.  Accordingly, Taiheiyo Kaiun resolved, at the meeting of its board of directors held on May 28, 2009, to issue new shares through a third party allocation of new shares (the “Third Party Allocation of New Shares”) to NYK, its long-standing business partner, in order to procure funds to pay the cancellation fees described above and to stabilize its financial base.  The aggregate issue price of the Third Party Allocation of New Shares was 7,492 million yen.

Furthermore, taking into account the circumstances surrounding Taiheiyo Kaiun, economic conditions in recent years, the financial conditions of Taiheiyo Kaiun and other various factors, Taiheiyo Kaiun came to the conclusion that it is necessary to revise its business structure and business plan, as well as to restructure its business at an early stage, and that it is indispensable for Taiheiyo Kaiun to promptly establish, with the support and cooperation of NYK, systems to facilitate speedy and flexible decision-making and the implementation of such decisions.  Accordingly, on May 28, 2009, NYK and Taiheiyo Kaiun entered into a basic agreement (the “Basic Agreement”) concerning a share exchange (the “Share Exchange”) through which NYK would make Taiheiyo Kaiun its wholly-owned subsidiary.  Payment of the Third Party Allocation of New Shares was completed on June 12, 2009.

The five bulk-carriers mentioned above were returned at the beginning of July, and Taiheiyo Kaiun incurred a total of 7,246 million yen in actual cancellation fees.

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For the above reasons, Taiheiyo Kaiun believes that the Share Exchange will enable Taiheiyo Kaiun to aim at its continuous growth and development through the implementation of flexible business reform as a wholly-owned subsidiary of NYK, and, as a member of the NYK Group, to contribute to the improvement of the corporate value of Taiheiyo Kaiun and the NYK Group.  Accordingly, pursuant to the Basic Agreement mentioned above, Taiheiyo Kaiun resolved, at the meeting of the board of directors held on July 27, 2009, that it will implement the Share Exchange through which NYK will become the parent company and sole shareholder (the “Parent Company”) of Taiheiyo Kaiun, and Taiheiyo Kaiun will become a wholly-owned subsidiary (the “Wholly-Owned Subsidiary”) of NYK.  NYK and Taiheiyo Kaiun entered into a share exchange agreement (the “Share Exchange Agreement”) on July 27, 2009.

Taiheiyo Kaiun would like to thank you, the shareholders, for your continued assistance and courtesies, and, upon your consideration of the objectives of the Share Exchange, we would like to ask for your approval of the Share Exchange.

2.	Outline of the Share Exchange Agreement

The terms of the Share Exchange Agreement entered into between NYK and Taiheiyo Kaiun on July 27, 2009 are as follows:

* * * * *

Share Exchange Agreement (copy)

This share exchange agreement (the “Agreement”) is entered into between Nippon Yusen Kabushiki Kaisha (“NYK”) and Taiheiyo Kaiun Co., Ltd. (“Taiheiyo Kaiun”).

Article 1	(Share Exchange)

In accordance with the provisions set forth herein, NYK and Taiheiyo Kaiun shall conduct a share exchange (the “Share Exchange”), through which NYK shall become the parent company and sole shareholder (the “Parent Company”) of Taiheiyo Kaiun and Taiheiyo Kaiun shall become a wholly-owned subsidiary (“Wholly-Owned Subsidiary”) of NYK.  NYK shall acquire all the issued and outstanding shares of common stock of Taiheiyo Kaiun (“Taiheiyo Kaiun Shares”) (excluding Taiheiyo Kaiun Shares owned by NYK).

Article 2	(Trade Names and Location of Head Offices of the Parent Company and the Wholly-Owned Subsidiary)

The trade names and location of head offices of the Parent Company and the Wholly-Owned Subsidiary are as follows:

(1)	Parent Company:	Trade Name:	Nippon Yusen Kabushiki Kaisha
		Location:	2-3-2 Marunouchi, Chiyoda-ku, Tokyo

(2)	Wholly-Owned Subsidiary:	Trade Name:	Taiheiyo Kaiun Co., Ltd.
		Location:	1-4-28, Mita, Minato-ku, Tokyo

Article 3	(Shares to be Delivered upon the Share Exchange and Allocation of Shares)

1.
Upon the Share Exchange, NYK will deliver to shareholders of Taiheiyo Kaiun who are registered or recorded in the final shareholders’ register of Taiheiyo Kaiun (excluding NYK) as of the day immediately preceding the effective date of the Share Exchange (as defined below in Article 5), shares of common stock of NYK (“NYK Shares”) in exchange for Taiheiyo Kaiun Shares.  The number of NYK Shares to be delivered to the Taiheiyo Kaiun shareholders will be calculated by multiplying the number of Taiheiyo Kaiun Shares owned by Taiheiyo Kaiun shareholders by 0.244.

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2.
Upon the Share Exchange, NYK will allocate NYK Shares set out in the previous paragraph to Taiheiyo Kaiun shareholders registered or recorded in the final shareholders’ register of Taiheiyo Kaiun (excluding NYK) as of the day immediately preceding the effective date of the Share Exchange, 0.244 shares of NYK Shares for each Taiheiyo Kaiun Share.  Provided, however, that, with respect to Taiheiyo Kaiun shareholders who have exercised their right to demand that Taiheiyo Kaiun purchase their Taiheiyo Kaiun Shares pursuant to the provisions of Article 785 of the Company Law of Japan (the “Company Law”), NYK shall allocate NYK Shares to Taiheiyo Kaiun instead of allocating the NYK Shares to such Taiheiyo Kaiun shareholders.

Article 4	(Paid-In Capital and Capital Reserve of NYK)

The amounts of increase in paid-in capital, capital reserve and earned reserve of NYK as a result of the Share Exchange are as follows:

(1)	Paid-in capital:	0 yen

(2)	Capital reserve:	The minimum amount by which capital reserve must be increased, pursuant to applicable laws and regulations

(3)	Earned reserve:	0 yen

Article 5	(Effective Date)

The effective date of the Share Exchange (the “Effective Date”) shall be December 1, 2009.  Provided, however, that this date may be changed, upon consultation and agreement between NYK and Taiheiyo Kaiun, if such change is deemed necessary in accordance with the progress of the procedures for the Share Exchange or for any other reason.

Article 6	(General Meeting of Shareholders for the Approval of the Agreement)

1.
Pursuant to Article 796, Paragraph 3 of the Company Law, NYK shall conduct the Share Exchange without obtaining approval at a general meeting of NYK shareholders; provided, however, that in the event approval at a general meeting of shareholders is required under the Article 796, Paragraph 4 of the Company Law, NYK shall, at a general meeting of shareholders, request the approval of the Agreement and resolutions of any other matters necessary to conduct the Share Exchange, on or prior to the day immediately preceding the Effective Date.

2.
Taiheiyo Kaiun shall convene and hold a general meeting of shareholders on October 16, 2009, and request the approval of the Agreement and resolutions of any other matters necessary to conduct the Share Exchange; provided, however, that this may be changed upon consultation and agreement between NYK and Taiheiyo Kaiun, if such change is deemed necessary in accordance with the progress of the procedures for the Share Exchange or for any other reason.

Article 7	(Cancellation of Treasury Shares of Taiheiyo Kaiun)

Taiheiyo Kaiun shall cancel, on the day immediately preceding the Effective Date, all the treasury shares it holds as of that date.

Article 8	(Management of Company Assets and Related Matters)

From the date of execution of this Agreement until the Effective Date, NYK and Taiheiyo Kaiun shall conduct their respective businesses and manage and operate their respective assets with the due care required of a good manager.  Any action that may result in a material change in the assets of either company or any action which may have a material effect on the Share Exchange shall only be taken after consultation and agreement between NYK and Taiheiyo Kaiun.

Article 9	(Change of Conditions to the Share Exchange and Termination of the Agreement)

NYK and Taiheiyo Kaiun may, upon consultation, change the terms and conditions to the Share Exchange or terminate the Agreement if (i) circumstances arise which may have a significant negative

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effect or may alter the financial condition or business results of either NYK or Taiheiyo Kaiun during the period between the date of execution of this Agreement and the day immediately preceding the Effective Date, or (ii) the requirement of approval or submissions or other various factors results in a material impediment to, or burden on, the implementation of the Share Exchange.

Article 10	(Effectiveness of the Agreement)

The Agreement shall become void if, by the day immediately preceding the Effective Date, (i) the approval of this Agreement is not obtained at a general meeting of NYK shareholders, in the event such approval at a general meeting of shareholders is required as described in Article 6, Paragraph 1 hereof, or (ii) the approval of the Agreement is not obtained at a general meeting of Taiheiyo Kaiun shareholders as described in Article 6, Paragraph 2 hereof.

Article 11	(Jurisdiction)

The Tokyo District Court shall have exclusive jurisdiction in the first instance over any dispute between NYK and Taiheiyo Kaiun with respect to the interpretation and execution of the Agreement.

Article 12	(Consultation)

Matters other than those provided for in this Agreement that are necessary to effect the Share Exchange shall be determined through consultation between NYK and Taiheiyo Kaiun in accordance with the purpose and intent of this Agreement.

In witness whereof, the parties hereto have made this Agreement in duplicate and NYK and Taiheiyo Kaiun have affixed their respective names and seals thereon, and each party shall retain one copy thereof.

Date:	July 27, 2009

Nippon Yusen Kabushiki Kaisha

Name:	Yasumi Kudo
Title:	President
Address:	2-3-2, Marunouchi, Chiyoda-ku, Tokyo

Taiheiyo Kaiun Co., Ltd.

Name:	Takeshi Matsunaga
Title:	President
Address:	1-4-28, Mita, Minato-ku, Tokyo

* * * * *

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3.	Summary of Article 184 of the Company Law Enforcement Regulations

(1)	Adequacy of shares of common stock of NYK (“NYK Shares”) as consideration in the Share Exchange (the “Consideration”)

a.	Adequacy of the total number of NYK shares to be allocated as consideration in the Share Exchange and allocation thereof

In order to ensure the fairness and appropriateness of the calculation of the share exchange ratio (the “Share Exchange Ratio”) in the Share Exchange, NYK and Taiheiyo Kaiun requested independent third party appraisers to calculate the Share Exchange Ratio.  NYK appointed Mitsubishi UFJ Securities Co., Ltd. (“Mitsubishi UFJ Securities”) and Taiheiyo Kaiun appointed PwC Advisory Co., Ltd. (“PwC Advisory”) as their independent third party appraisers.  Mitsubishi UFJ Securities, the third party appraiser of NYK, and PwC Advisory, the third party appraiser of Taiheiyo Kaiun, are independent from both NYK and Taiheiyo Kaiun, and neither Mitsubishi UFJ Securities nor PwC Advisory is a related parties of either NYK or Taiheiyo Kaiun.

Mitsubishi UFJ Securities performed a market price analysis in respect of NYK Shares, because NYK Shares are listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange and market prices were available.  The market price analysis involved consideration of various terms and conditions and an analysis, using July 23, 2009 as the valuation date, of (i) the closing price of NYK Shares on the valuation date and (ii) the average closing prices of NYK Shares for the following periods (including the valuation date): (a) one week immediately preceding the valuation date; (b) one month immediately preceding the valuation date; and (c) from May 28, 2009, the day on which NYK and Taiheiyo Kaiun released the press release entitled “Notification Regarding a Third Party Allocation of New Shares of Taiheiyo Kaiun Co., Ltd. to Nippon Yusen Kabushiki Kaisha and a Basic Agreement Concerning a Share Exchange,” to the valuation date.  When valuating the shares of common stock of Taiheiyo Kaiun (“Taiheiyo Kaiun Shares”), Mitsubishi UFJ Securities performed a market price analysis because Taiheiyo Kaiun Shares are listed on the Tokyo Stock Exchange and market prices were available, and a discounted cash flow (“DCF”) analysis in order to reflect evaluations of the future business operations of Taiheiyo Kaiun.  The market price analysis involved consideration of various terms and conditions and an analysis, using July 23, 2009 as the valuation date, of (i) the closing price of Taiheiyo Kaiun Shares on the valuation date and (ii) the average closing prices of Taiheiyo Kaiun Shares for the following periods (including the valuation date): (a) one week immediately preceding the valuation date; (b) one month immediately preceding the valuation date; and (c) from May 28, 2009, the day on which NYK and Taiheiyo Kaiun released the press release entitled “Notification Regarding a Third Party Allocation of New Shares of Taiheiyo Kaiun Co., Ltd. to Nippon Yusen Kabushiki Kaisha and a Basic Agreement Concerning a Share Exchange,” to the valuation date.  The results of the calculation of the Share Exchange Ratio, assuming one share of NYK has a value of one, ranged as follows:

Calculation Method	Results of the Share Exchange Ratio Calculation
Market price analysis	1 : 0.241 ~ 0.279
DCF analysis	1 : 0.203 ~ 0.247

When calculating the Share Exchange Ratio, Mitsubishi UFJ Securities used, in principle, information furnished by NYK and Taiheiyo Kaiun and information that was publicly available.  In using such information, Mitsubishi UFJ Securities assumed the accuracy and completeness of all such information and materials, and did not independently verify such accuracy and completeness.  Mitsubishi UFJ Securities did not independently analyze or evaluate individual assets and liabilities or otherwise independently value, appraise or assess the assets and liabilities (including any contingent liabilities) of NYK, Taiheiyo

6

Kaiun and their affiliated companies, and did not engage any third party institution for an appraisal or valuation assessment.  Furthermore, with respect to information pertaining to the financial forecasts for Taiheiyo Kaiun, Mitsubishi UFJ Securities assumed that such information was reasonably prepared based on the best estimates and judgment currently available to the management of Taiheiyo Kaiun.

The calculation of the Share Exchange Ratio rendered by Mitsubishi UFJ Securities does not constitute an opinion as to the fairness of the Share Exchange Ratio in the Share Exchange.

PwC Advisory employed the market price method when valuating NYK Shares, because NYK Shares are listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange and market prices were available.  In accordance with the market price method, PwC Advisory used July 23, 2009 as the valuation date, and calculated the volume weighted average prices and the average closing prices of NYK Shares for the following periods (including the valuation date): (a) one month immediately preceding the valuation date, (b) three months immediately preceding the valuation date and (c) six months immediately preceding the valuation date.  When valuating Taiheiyo Kaiun Shares, PwC Advisory employed the market price method, because they are listed on the Tokyo Stock Exchange and market prices were available, and the DCF method, in order to reflect evaluations of the future business operations of Taiheiyo Kaiun.  In accordance with the market price method, PwC Advisory used July 23, 2009 as the valuation date, and calculated the volume weighted average prices and the average closing prices of Taiheiyo Kaiun Shares for the following periods (including the valuation date): (a) one month immediately preceding the valuation date, (b) three months immediately preceding the valuation date and (c) six months immediately preceding the valuation date.

The results of the calculation of the Share Exchange Ratio, assuming one share of NYK has a value of one, ranged as follows:

Calculation Method	Results of the Share Exchange Ratio Calculation
Market price method	1 : 0.244 ~ 0.279
DCF method	1 : 0.213 ~ 0.276

When calculating the Share Exchange Ratio, PwC Advisory used, in principle, information furnished by NYK and Taiheiyo Kaiun and information that was publicly available.  In using such information, PwC Advisory assumed the accuracy and completeness of all such information and materials, and did not independently verify the accuracy and completeness.  PwC Advisory did not independently analyze or evaluate individual assets and liabilities or otherwise independently value, appraise or assess the assets and liabilities (including off-balance-sheet assets and liabilities, and any other contingent liabilities) of NYK, Taiheiyo Kaiun and their affiliated companies, and did not engage any third party institution for an appraisal or valuation assessment.  Furthermore, with respect to information pertaining to the financial forecasts for Taiheiyo Kaiun, PwC Advisory assumed that such information was reasonably prepared based on the best estimates and judgment currently available to the management of Taiheiyo Kaiun.  PwC Advisory’s calculations reflect information, economic conditions and other factors which were current as of July 23, 2009.

The calculation of the Share Exchange Ratio rendered by PwC Advisory does not constitute an opinion as to the fairness of the Share Exchange Ratio in the Share Exchange.

NYK and Taiheiyo Kaiun carefully considered the results of the Share Exchange Ratio calculations received from their respective independent third party appraisers and engaged in negotiations, consultations and evaluations concerning the Share Exchange Ratio, while taking into consideration various factors, including the Third Party Allocation of Shares, the financial condition of both companies and future forecasts.  As a result, the Share Exchange Ratio to be used in the Share Exchange was determined upon the approval at the respective

7

meetings of the Boards of Directors of NYK and Taiheiyo Kaiun held on July 27, 2009.

The Share Exchange Ratio is subject to change, upon discussions between NYK and Taiheiyo Kaiun, if financial or business conditions of NYK or Taiheiyo Kaiun significantly change.

Name of Company	Nippon Yusen Kabushiki Kaisha (Parent Company)	Taiheiyo Kaiun Co., Ltd. (Wholly-Owned Subsidiary)
Details of allocation of shares in the Share Exchange (Share Exchange Ratio)	1	0.244

b.	Appropriateness of paid-in capital and earned reserve of the Parent Company

The amounts of increase in paid-in capital, capital reserve and earned reserve of NYK as a result of the Share Exchange are as follows:

(1)	Paid-in capital:	0 yen

(2)	Capital reserve:	The minimum amount by which capital reserve must be increased, pursuant to relevant laws and regulations

(3)	Earned reserve:	0 yen

The above amounts of paid-in capital and capital reserve are considered appropriate in light of the relevant laws and regulations and the capital policy of NYK.

c.	Reason for electing to use NYK Shares as consideration in the Share Exchange

Taiheiyo Kaiun and NYK have elected to use shares of NYK, the company that will become the parent company of Taiheiyo Kaiun through the Share Exchange, as consideration in the Share Exchange.  Taiheiyo Kaiun determined that using NYK Shares as consideration of the Share Exchange is appropriate, because NYK Shares are listed on the Tokyo Stock Exchange, the Osaka Securities Exchange and the Nagoya Stock Exchange, trading volume of NYK Shares in the stock market is high, NYK Shares are deemed to have high liquidity, and trading opportunities for NYK Shares are ensured in each market.  Furthermore, because Taiheiyo Kaiun and NYK will form a parent and wholly-owned subsidiary relationship through the Share Exchange, if shareholders of Taiheiyo Kaiun receive NYK Shares as consideration, such shareholders can enjoy the benefits from the synergy of this parent-subsidiary relationship.

d.	Matters considered in order to avoid causing detriment to the interests of Taiheiyo Kaiun shareholders (other than NYK, the parent company of Taiheiyo Kaiun)

Taiheiyo Kaiun became a subsidiary of NYK through the Third Party Allocation of New Shares, in which Taiheiyo Kaiun issued new shares to NYK on June 12, 2009 (a subsidiary as stipulated in Article 2, Section 3 of the Company Law).  Accordingly, in order to ensure fairness in the Share Exchange, NYK and Taiheiyo Kaiun each requested independent third party appraisers to calculate the ratio to be used in the Share Exchange and both companies have received reports on the calculation performed by such independent third party appraisers.  NYK and Taiheiyo Kaiun have determined to conduct the Share Exchange in accordance with the Share Exchange Ratio which was agreed upon by the two companies pursuant to sincere negotiations and discussions, and with reference to the calculations performed by such independent third party appraisers.

To avoid conflicts of interest within the board of directors of Taiheiyo Kaiun, one of the five directors of Taiheiyo Kaiun who also serves as an employee of NYK refrained from participating in the discussions and resolutions at the meeting of the board of directors of Taiheiyo Kaiun held on July 27, 2009, at which the resolution to conduct the Share

8

Exchange was made.  The same director also refrained from participating in the negotiations and discussions between NYK and Taiheiyo Kaiun concerning the Share Exchange.  None of the corporate auditors of Taiheiyo Kaiun serve as an officer or employee of NYK.

(2)	Reference material for the Consideration

(A)	Articles of Incorporation of NYK

* * * * *

ARTICLES OF INCORPORATION
OF
NIPPON YUSEN KABUSHIKI KAISHA

CHAPTER I

GENERAL PROVISIONS

(Name)
Article 1.

The name of the Company shall be Nippon Yusen Kabushiki Kaisha.

(Object)
Article 2.

The object of the Company shall be to engage in the following businesses:

1.	Marine transportation;

2.	Land transportation;

3.	Air transportation;

4.	Agency business for marine transportation, land transportation and air transportation;

5.	Warehousing;

6.	Harbour transportation;

7.	Combined transportation by sea, land and air, and agency business connected therewith;

8.	Business relating to marine exploitation and development;

9.	Sale and purchase of vessels;

10.	Counselling relating to building and repair of vessels and marine structures;

9

11.	Business relating to information on transportation;

12.	Loans to, guarantees for and investments in other businesses than those enumerated herein;

13.	Sale, purchase and lease of real estate;

14.	Possession, lease, maintenance and management of marine leisure facilities;

15.	Business relating to travel pursuant to the Travel Agency Law;

16.	Sale and manufacturing of petroleum products and machinery and appliances; and

17.	Other undertakings incidental to or connected with the items mentioned above.

(Location of Head Office)
Article 3.

The Head Office of the Company shall be located in Chiyoda Ward, Tokyo.

(Method of Public Notice)
Article 4.

1.           Public notice of the Company shall be given in the electronic public notices.

2.           If the electronic public notices should fail due to any unavoidable circumstances, public notice of the Company shall be given in the Nihon Keizai Shimbun published in Tokyo.

CHAPTER II

SHARES

(Total Number of Shares Authorized to be Issued)
Article 5.

The total number of shares authorized to be issued by the Company shall be 2,983,550,000.

(Acquisition of Own Shares)
Article 6.

The Company may, by a resolution of the Board of Directors, acquire the Company’s own shares through market trading etc., pursuant to Article 165, Paragraph 2 of the Corporation Law.

(Number of Shares Constituting One Unit)
Article 7.

The number of shares constituting one unit shall be 1,000.

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(Request for Sale of Shares of Less Than One Unit)
Article 8.

A shareholder holding shares of less than one unit may request the Company to sell to him/her such amount of shares which will, when added together with the shares of less than one unit, constitute one unit.

(Rights of a Shareholder with Respect to Shares of Less Than One Unit)
Article 9.

A shareholder may not exercise rights with respect to shares of less than one unit other than those specified in the following sections:

(1)	Right specified in each item of Article 189, Paragraph 2 of the Corporation Law;

(2)	Right to make requests to the Company to purchase the shares with right to demand for purchase;

(3)	Right to receive share subscription or to receive allotment of stock acquisition rights; and

(4)	Right to make requests to the Company for sale provided for in the preceding article.

(Rules for Handling Shares)
Article 10.

Unless otherwise stipulated by law or these Articles of Incorporation, the Rules for Handling Shares of the Company which shall be established by the Board of Directors shall set forth entry or recording in the Register of Shareholders and the Ledger of Stock Acquisition Rights of the Company, purchase and sale of shares of less than one unit and any other business with respect to shares and stock acquisition rights and handling and charges for any matters relating to exercise of shareholder’s right.

(Share Registrar)
Article 11.

1.           The Company shall have a Share Registrar.

2.           The Share Registrar and the place of business of the Share Registrar shall be designated by the resolution of the Board of Directors and public notice thereof shall be given.

3.           The Register of Shareholders and the Ledger of Stock Acquisition Rights of the Company shall be kept at the place of business of the Share Registrar, who shall handle matters regarding entry or recording in the Register of Shareholders and the Ledger of Stock Acquisition Rights and any other matters relating to shares and stock acquisition rights. The Company shall not handle these matters.

11

(Standard Date)
Article 12.

1.           The shareholders with voting rights entered or recorded in the last Register of Shareholders as of March 31, every year, which is the last day of the business term are deemed by the Company to be those who are entitled to exercise the rights of shareholders at the Ordinary General Meeting of Shareholders concerning such business term.

2.           In addition to the provisions of the preceding paragraph, in case of necessity, the shareholders with voting rights or the registered pledgees entered or recorded in the last Register of Shareholders as of a certain date fixed by resolution of the Board of Directors and by giving prior public notice may be deemed by the Company to be those who are entitled to exercise such rights of shareholders.

CHAPTER III

GENERAL MEETINGS OF SHAREHOLDERS

(Convocation)
Article 13.

The Ordinary General Meeting of Shareholders shall be convened in June each year, and an Extraordinary General Meeting of Shareholders shall be convened whenever necessary.

(Person Convening)
Article 14.

The General Meeting of Shareholders shall, except where otherwise provided for in the law, be convened by the President and Representative Director of the Company by the resolution of the Board of Directors. Should the President and Representative Director be unable to act, one of the other Representative Directors shall act in the order previously set by the resolution of the Board of Directors.

(Agenda)
Article 15.

At the General Meeting of Shareholders, matters other than those for which prior notice has been given may not be discussed.

(Chairman)
Article 16.

The President and Representative Director shall act as chairman at the General Meeting of Shareholders. Should the President and Representative Director be unable to act, one of the other Representative Directors shall act in the order previously set by the resolution of the Board of Directors.

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(Disclosure via the Internet of the Reference Documents for the General Meeting of Shareholders, etc., and the Deemed Provision of Information)
Article 17.

The Company shall be deemed to have provided the shareholders with the necessary information with respect to the matters to be stated or indicated in the reference documents for the General Meeting of Shareholders, the business reports, the statutory reports and the consolidated statutory reports, by disclosing such information via the Internet in accordance with the ordinance of the Ministry of Justice.

(Method of Adopting Resolutions)
Article 18.

1.           Except where otherwise provided for in the law or the Articles of Incorporation, resolutions of the General Meetings of Shareholders shall be adopted by a majority of votes of the shareholders with voting rights present.

2.           Resolutions as stipulated by Article 309, Paragraph 2 of the Corporation Law, shall be adopted by not less than two-thirds of the votes of shareholders present holding not less than one-third of total number of voting rights of shareholders with voting rights.

(Exercise of Voting Right by Proxy)
Article 19.

1.           A shareholder may exercise his/her vote by appointing one proxy who shall be a shareholder with voting rights of the Company present at General Meeting of Shareholders. In such a case, the shareholder, who shall have so appointed his/her proxy, shall be included among the shareholders present.

2.           In case of the preceding paragraph, the shareholder or the proxy shall be required to submit to the Company a document evidencing the authority of the proxy at each General Meeting of Shareholders.

(Minutes of Meetings)
Article 20.

The substance of proceedings transpiring at the General Meeting of Shareholders, the results thereof and any other matters stipulated by law shall be entered or recorded in the Minutes and the original Minutes shall be kept in the Head Office for ten years and a copy thereof in each Branch Office for five years.

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CHAPTER IV

DIRECTORS AND
BOARD OF DIRECTORS

(Establishment of Board of Directors)
Article 21.

The Company shall have Board of Directors.

(Number of Directors)
Article 22.

1.           The Directors of the Company shall be no more than sixteen in number.

2.           Should a Director or Directors have retired from office, the election of his/her or their substitute(s) may be disregarded so long as the number of directors does not fall below that prescribed by law.

(Term of Office of Directors)
Article 23.

1.           The term of office of a Director shall expire upon conclusion of the Ordinary General Meeting of Shareholders held with respect to the last business term ending within one year from his/her election to office.

2.           The term of office of a Director appointed as a substitute shall be the remaining term of office of his/her predecessor.

3.           The term of office of a Director elected on an occasion other than the Ordinary General Meeting of Shareholders shall be the same as the remaining term of office of the other Directors elected at the last Ordinary General Meeting of Shareholders.

(Election of Directors)
Article 24.

1.           Directors shall be elected by resolution at the General Meeting of Shareholders.

2.           Resolutions for the election of Directors shall be adopted by a majority vote of shareholders present who hold not less than one-third of the total number of voting rights of shareholders with voting rights.

3.           The election of Directors shall not be conducted by cumulative voting.

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(Representative Directors, Officiating Directors)
Article 25.

1.           Representative Directors of the Company shall be elected by the resolution of the Board of Directors.

2.           Representative Directors shall represent the Company and conduct affairs of the Company.

3.           The Board of Directors may, by resolution, elect one Chairman of the Board of Directors, one Vice Chairman of the Board of Directors and one President and Representative Director.

(Authority of Board of Directors)
Article 26.

The Board of Directors shall decide the conduct of important affairs of the Company as well as matters provided for in the law and the Articles of Incorporation.

(Person Convening the Meeting of the Board of Directors)
Article 27.

Except where otherwise provided for in the law, the Chairman of the Board of Directors shall convene the Meeting of the Board of Directors and become the chairman thereof. Should the Chairman of the Board of Directors not be designated or should the Chairman be unable to act, the President and Representative Director shall act, and should the President and Representative Director be unable to act, one of the other Representative Directors shall act in the order previously set by the resolution of the Board of Directors.

(Notice of Meetings of the Board of Directors)
Article 28.

Notice of the convening of a Meeting of the Board of Directors shall be given to each Director and Corporate Auditor three days before the time set for such Meeting. This shall not apply in the case that the consent of all Directors and Corporate Auditors is obtained.

(Resolutions of Meetings of the Board of Directors)
Article 29.

Resolutions of the Meetings of the Board of Directors shall be adopted by a majority of the Directors present at the Meetings, at which a majority of the Directors who can vote for the resolutions shall be present.

(Omission of the Procedure for Adopting of Resolutions at Meetings of the Board of Directors)
Article 30.

Any agreement in respect of the matters to be resolved by the Board of Directors by all of Directors who can vote therefore by paper ballot or electromagnetic method shall be deemed by the

15

Company to be a resolution duly adopted by the Board of Directors; provided that all Corporate Auditors express no objection thereto.

(Minutes of Meetings of the Board of Directors)
Article 31.

The substance of proceedings transpiring at a Meeting of the Board of Directors and the results thereof and any other matters stipulated by law shall be entered or recorded in the Minutes of the Meeting of the Board of Directors, which shall bear the names and seals or electronic signatures of the Directors and Corporate Auditors present and the original Minutes shall be kept in the Head Office for ten years.

(Compensation etc. to Directors)
Article 32.

The amount of compensation etc. to be granted to Directors by the Company shall be determined by resolution of the General Meeting of Shareholders.

(Limitation of Liabilities of Outside Directors)
Article 33.

The company may enter into an agreement with each of Outside Directors to the effect that any liabilities for damages of such Outside Directors as stipulated in Article 423, Paragraph 1 of the Corporation Law shall be limited to the extent permitted by law; provided, however, the limit of the liability thereunder shall be a prescribed amount in advance that is to be twenty million yen or more or an amount set by law, whichever is the greater.

CHAPTER V

CORPORATE AUDITORS AND BOARD OF
CORPORATE AUDITORS

(Establishment of Corporate Auditors and Board of Corporate Auditors)
Article 34.

The Company shall have Corporate Auditors and Board of Corporate Auditors.

(Number of Corporate Auditors)
Article 35.

1.           The Corporate Auditors of the Company shall be no more than five in number.

2.           Should a Corporate Auditor or Corporate Auditors have retired from office, the election of his/her or their substitute(s) may be disregarded so long as the number of Corporate Auditors does not fall below that prescribed by law.

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(Term of Office of Corporate Auditors)
Article 36.

1.           The term of office of a Corporate Auditor shall expire upon conclusion of the Ordinary General Meeting of Shareholders held with respect to the last business term ending within four years from his/her election to office.

2.           The term of office of a Corporate Auditor appointed as a substitute shall be the remaining term of office of his/her predecessor.

3.           The effect of the resolution of election of Substitute Corporate Auditors in accordance with Article 329, Paragraph 2 of the Corporation Law shall be valid until conclusion of the Ordinary General Meeting of Shareholders held with respect to the last business term ending within four years from the said election.

4.           In case a Substitute Corporate Auditor, who is elected by the resolution prescribed in previous paragraph, assumes the office of a Corporate Auditor, his/her term of office as a Corporate Auditor shall be the remaining term of office of the retired Corporate Auditor, but within the period until conclusion of the Ordinary General Meeting of Shareholders held with respect to the last business term ending within four years from the said election.

(Election of Corporate Auditors)
Article 37.

1.           Corporate Auditors shall be elected by resolution at the General Meeting of Shareholders.

2.           Resolutions for the election of Corporate Auditors shall be adopted by a majority vote of shareholders present who hold not less than one-third of the total number of voting rights of shareholders with voting rights.

(Full-time Corporate Auditors)
Article 38.

The Board of Corporate Auditors shall elect Full-time Corporate Auditors from among the Corporate Auditors.

(Notice of the Meetings of Corporate Auditors)
Article 39.

Notice of the convening of a Meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor three days before the time set for such Meeting. This shall not apply in the case that the consent of all Corporate Auditors has been obtained.

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(Method of Adopting Resolutions of the Board of Corporate Auditors)
Article 40.

Resolutions of the Meetings of the Board of Corporate Auditors, except where otherwise provided for in the law, shall be adopted by a majority of the Corporate Auditors.

(Minutes of the Meetings of the Board of Corporate Auditors)
Article 41.

The substance of proceedings transpiring at a Meeting of the Board of Corporate Auditors and the results thereof and any other matters stipulated by law shall be entered or recorded in the Minutes of the Meeting of the Board of Corporate Auditors, which shall bear the names and seals or electronic signatures of the Corporate Auditors present and the original Minutes shall be kept in the Head Office for ten years.

(Compensation etc. to Corporate Auditors)
Article 42.

The amount of compensation etc. to be granted to Corporate Auditors shall be determined by resolution of the General Meeting of Shareholders.

(Limitation of Liabilities of Outside Corporate Auditors)
Article 43.

The Company may enter into an agreement with each of Outside Corporate Auditors to the effect that any liabilities for damages of such Outside Corporate Auditors as stipulated in Article 423, Paragraph 1 of the Corporation Law shall be limited to the extent permitted by law; provided, however, the limit of the liability thereunder shall be a prescribed amount in advance that is to be twenty million yen or more or an amount set by law, whichever is the greater.

CHAPTER VI
INDEPENDENT AUDITORS

(Establishment of Independent Auditors)
Article 44.

The Company shall have Independent Auditors.

(Election of Independent Auditors)
Article 45.

Independent Auditors shall be elected by resolution at the General Meeting of Shareholders.

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(Term of Office of Independent Auditors)
Article 46.

1.           The term of office of an Independent Auditor shall expire upon conclusion of the Ordinary General Meeting of Shareholders held with respect to the last business term ending within one year from the election.

2.           An Independent Auditor shall be deemed to be elected for another term except as otherwise resolved at the Ordinary General Meeting of Shareholders in the preceding paragraph.

(Compensation etc. to Independent Auditors)
Article 47.

The amount of compensation etc. to be granted to Independent Auditors shall be determined by the Representative Directors with the consent of the Board of Corporate Auditors.

CHAPTER VII
ACCOUNTS

(Business Term)
Article 48.

The business term of the Company shall commence on April 1 of each year and shall end on March 31 of the following year.

(Year-end Dividends)
Article 49.

The Company shall, by resolution at the General Meeting of Shareholders, pay cash dividends out of surplus to the shareholders or the registered pledgees entered or recorded in the last Register of Shareholders as of March 31 of each year (hereinafter referred to as “year-end dividends”).

(Interim Dividends)
Article 50.

The Company may, by the resolution of the Board of Directors, pay dividends out of surplus stipulated in Article 454, Paragraph 5 of the Corporation Law to the shareholders or the registered pledgees entered or recorded in the last Register of Shareholders as of September 30 of each year (hereinafter referred to as “interim dividends”).

(Limitation of Payment of Year-end Dividends and Interim Dividends)
Article 51.

1.           In case a full five years have elapsed since the Company commenced the payment of year-end dividends or interim dividends, the Company shall be relieved of the liability for the payment.

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2.           Shareholders may not demand interest on year-end dividends payable or interim dividends payable.

Supplementary Provision

Article 1.
The preparation and maintenance of the register of lost share certificates and any other matters relating to the register of lost share certificates shall be entrusted to the Share Registrar and not handled by the Company.

Article 2.
The provisions of the preceding Article and this Article shall be deleted as of January 6, 2010.

  (End of articles of incorporation)

  * * * * *

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(B)	Conversion of the Consideration into cash

I.	Stock exchanges where the Consideration is traded

NYK Shares are traded on the First Sections of the Tokyo Stock Exchange, Osaka Securities Exchange and Nagoya Stock Exchange.

II.	Financial institutions which act as an intermediary, broker or agency for trading the Consideration

NYK Shares may be traded through ordinary securities companies.

(C)	Market price of the Consideration

The average closing price of NYK Shares traded on the Tokyo Stock Exchange during the 3 month period ending on July 24, 2009, the business day immediately preceding the date on which the Share Exchange Agreement was concluded, is 425 yen.  The closing price of NYK Shares traded on the Tokyo Stock Exchange on July 24, 2009, the business day immediately preceding the date on which the Share Exchange Agreement was concluded, is 418 yen.  Please refer to the Tokyo Stock Exchange website (http://www.tse.or.jp/) for information on the most recent market price of NYK Shares and other related matters.

(3)	Financial Statements

(A)	NYK’s financial statements for the most recent fiscal year

Please refer to the enclosed reference materials for the general meeting of shareholders— supplementary materials.

(B)	NYK’s dispositions of material assets, owing of substantial debt, and other matters which have significant effect on NYK’s assets, subsequent to the final day of the most recent fiscal year

I.	Third Party Allocation of New Shares of Taiheiyo Kaiun to NYK and the Basic Agreement concerning the Share Exchange

NYK and Taiheiyo Kaiun came to the conclusion that, after strengthening its financial base according to Taiheiyo Kaiun’s urgent need for funds, in order to revise Taiheiyo Kaiun’s business structure and business plan promptly, making Taiheiyo Kaiun a wholly-owned subsidiary of NYK will contribute to the improvement of the corporate value of the NYK Group.  Accordingly, both companies resolved, at their respective meetings of the board of directors held on May 28, 2009, to implement the Third Party Allocation of New Shares (aggregate issue price: 7,492 million yen, number of shares issued: 79,700 thousand shares) and to make Taiheiyo Kaiun a wholly-owned subsidiary of NYK through the Share Exchange, and entered into the Basic Agreement concerning the Share Exchange through which NYK would make Taiheiyo Kaiun its wholly-owned subsidiary.  Full payment of the Third Party Allocation of New Shares was completed by NYK on June 12, 2009.

II.	Issuance of corporate bonds

Pursuant to the resolution with respect to the inclusive issuance (hokatsu hakko) at the meeting of the board of directors held on July 27, 2009, NYK issued Series 28 and Series 29 unsecured bonds (“Unsecured Bonds”).  NYK received a total payment of 60 billion yen (aggregate issue price of each series of the Unsecured Bonds was 30 billion yen) on August 11, 2009, the payment date.  Details of the corporate bonds are as follows:

a)	Series 28 Unsecured Bond (Term: 5 years)

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(a) Total face value	30 billion yen
(b) Total aggregate amount of issuance	30 billion yen
(c) Issue price	100 yen per face value of 100 yen
(d) Interest rate	0.968% per annum
(e) Maturity	August 11, 2014 (repayment of principal at maturity)

b)	Series 29 Unsecured Bond (Term: 10 years)

(a) Total face value	30 billion yen
(b) Total aggregate amount of issuance	30 billion yen
(c) Issue price	100 yen per face value of 100 yen
(d) Interest rate	1.782% per annum
(e) Maturity	August 9, 2019 (repayment of principal at maturity)

(C)	Dispositions of the material property, owing of substantial debt, and other matters which have significant effect on Taiheiyo Kaiun’s assets, subsequent to the final day of the most recent fiscal year

I.	Termination of charter agreements and the reversal of provisions for loss on charter agreements for unintended purposes

a)	Background

Taiheiyo Kaiun entered into long-term charter agreements for five bulk carriers with four foreign owners and sub-chartered such bulk carriers to two foreign charterers.  However, with the rapid downturn in the irregular liner market since the autumn of 2008, a foreign charterer to whom Taiheiyo Kaiun had sub-chartered bulk carriers informed Taiheiyo Kaiun of its intention to terminate the charter agreements before the termination date due to its poor business performance.  In addition, another charterer to whom Taiheiyo Kaiun had sub-chartered bulk carriers filed for court receivership.  Although Taiheiyo Kaiun temporarily sub-chartered and operated such bulk carriers, due to the downturn of the market, Taiheiyo Kaiun had to operate in deficit.

Taiheiyo Kaiun expected that further losses would be incurred in the future with respect to these bulk carriers.  Accordingly, Taiheiyo Kaiun entered into negotiations with the four owners of the bulk carriers to terminate the charter agreements before the termination date of the agreements.

As a result of such negotiations, Taiheiyo Kaiun reached an agreement with each of the four foreign owners to terminate the long-term charter agreements for the five bulk carriers prior to the termination date.

b)	Details of the agreements

(a)	Ship	Type 82 bulk carrier
	Counterparty of the agreement	Foreign liner
	Termination of the agreement	End of May 2009
	Contents of agreement	Cancellation of the charter agreement with cancellation fees

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(b)	Ship	Type 81 bulk carrier
	Counterparty of the agreement	Foreign liner
	Termination of the agreement	Beginning of June 2009
	Contents of agreement	Cancellation of the charter agreement with cancellation fees

(c)	Ship	Type 53 bulk carrier
	Counterparty of the agreement	Foreign liner
	Termination of the agreement	End of May 2009
	Contents of agreement	Cancellation of the charter agreement with cancellation fees

(d)	Ship	Type 59 bulk carrier
	Counterparty of the agreement	Foreign liner
	Termination of the agreement	Beginning of July 2009
	Contents of agreement	Cancellation of the charter agreement with cancellation fees

(e)	Ship	Type 55 bulk carrier
	Counterparty of the agreement	Foreign liner
	Termination of the agreement	Beginning of June 2009
	Contents of agreement	Cancellation of the charter agreement with cancellation fees

(f)	Total cancellation fees	Approximately 7,500 million yen

c)	Effect on the consolidated profit and loss

Taiheiyo Kaiun will record cancellation fees and other fees resulting from the cancellation of long-term charter agreements as extraordinary loss for the consolidated fiscal year ending March 31, 2010.

On the other hand, because of Taiheiyo Kaiun’s cancellation of the long-term charter agreements, Taiheiyo Kaiun is no longer required to set aside provision for losses on charter agreement cancellation which was allocated for losses that may have been incurred by future operation of bulk carriers that are subject to requests of early termination made by sub-charterers.  Accordingly, Taiheiyo Kaiun will reverse the provision for losses on charter agreement cancellation and record such amount as extraordinary profit.

Due to the recording of such extraordinary loss and extraordinary profit, and such, Taiheiyo Kaiun expects net profit to decrease approximately 4,210 million yen this fiscal year.

II.	Third Party Allocation of New Shares

a)	Outline of issuance

(a) Number of shares issued	79,700 thousand shares of common stock
(b) Issue price	94 yen per share

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(c) Aggregate issue price	7,491,800,000 yen
(d) Amount credited to paid-in capital	3,745,900,000 yen (47 yen per share)
(e) Method of offering or allocation	Third party allocation
(f) Application due date	June 12, 2009 (Friday)
(g) Payment date and effective date	June 12, 2009 (Friday)
(h) Party to which new shares shall be allocated and the number thereof	NYK: 79,700 thousand shares
(i) Each of (a) through (h) above is subject to the effectiveness of the notification filed pursuant to the Financial Instruments and Exchange Law of Japan

b)	Amount of and use of proceeds

(a)	Amount of proceeds (estimated net proceeds)

Approximately 7,462 million yen

(b)	Specific use of proceeds

Taiheiyo Kaiun used all of the funds procured through the Third Party Allocation of New Shares to pay the cancellation fees it will incur as a result of the early termination of the agreements between Taiheiyo Kaiun and the ship owners described above in “3, (3), (C), I. Termination of charter agreements and the reversal of provisions for loss on charter agreements for unintended purposes.”

The funds procured through the Third Party Allocation of New Shares will be used to pay the full amount of the cancellation fees Taiheiyo Kaiun will incur in order to eliminate future payments of charter hire in connection with the five bulk carriers which were the reasons for the decrease in Taiheiyo Kaiun’s revenues.  By cancelling such charter agreements and paying the resulting cancellation fees, Taiheiyo Kaiun will eliminate its future charter hire payment obligations under such agreements, enabling it to improve figures of profits and losses for fiscal years ending March 31, 2011 and thereafter.  Accordingly, Taiheiyo Kaiun believes that the funds procured through the Third Party Allocation of New Shares will enable it to recover its creditworthiness and strengthen its financial base.

III.	Becoming a wholly-owned subsidiary of NYK

a)	Purpose

After the Third Party Allocation of New Shares described above in “3, (3), (C), II,” NYK holds 68.51% of the total voting rights of Taiheiyo Kaiun.  Taiheiyo Kaiun has determined that becoming a wholly-owned subsidiary of NYK is the best option for Taiheiyo Kaiun in order to promptly establish systems to facilitate flexible decision-making and the implementation of such decisions in the future.

b)	Conclusion of the Basic Agreement

On May 28, 2009, Taiheiyo Kaiun and NYK entered into the Basic Agreement under which the restructuring and integration of the business of Taiheiyo Kaiun, which will become a wholly-owned subsidiary of NYK, will be implemented.

IV.	Cancellation of acquiring fixed assets

Taiheiyo Kaiun determined, at the meeting of the board of directors held on May 28, 2009, that it will cancel the acquisition of fixed assets.

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a)	Fixed assets for which acquisition was cancelled and reason thereof

(a)	Fixed assets subject to cancellation: One (1) 207,000 ton-type (DWT) bulker
Initially planned completion date: July 2009

(b)	Reason: Due to revision of the hull scale expansion plan

b)	Name of counterparty of agreement

CEREZO MARITIMA S.A. (Panama)

c)	Timing and details of cancellation

May 28, 2009, cancellation of contract without cancellation fees

b)	Material effect of the cancellation of contract on Taiheiyo Kaiun’s business activities

Due to the cancellation of the agreement, Taiheiyo Kaiun needs to cancel the interest rate swap agreement which Taiheiyo Kaiun entered into to fix the interest rate.  Accordingly, a loss of 469 million yen was incurred due to the cancellation of the interest rate swap agreement.

  (End of document)

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The Extraordinary Meeting of Shareholders
"Reference Materials for the General Meeting of Shareholders"
Supplementary Materials

NYK's Financial Statements for the Most Recent Fiscal Year

Taiheiyo Kaiun Co., Ltd.

Business Report (From April 1, 2008 to March 31, 2009)

1.  Overview of Operations for NYK Group

(1)	Business Progress and Results

1)	Business Progress and Results for Current Fiscal Year

The deepening financial crisis that has gripped the world economy since the collapse of some of major financial institutions of the U.S. in September of 2008 has dramatically affected the real economy and resulted in an unprecedented economic slowdown.  Most leading industrialized countries recorded annual economic growth rates of between minus 6% to minus 12% for the period from October to December 2008, and a marked slump in economic growth has occurred in emerging countries like China as well.  A global fall in demand for industrial products and primary products has resulted in a dramatic drop in volume of global trade.
Despite every effort of the NYK Group to deal with the severe economic downturn including the implementation of cost cutting measures, high bunker oil prices and a strong yen combined to affect revenue and profits, resulting in consolidated revenues of ¥2,429.9 billion (6.0% decrease over the previous year), operating income of ¥144.9 billion (28.3% decrease over the previous year), recurring profit of ¥140.8 billion (29.1% decrease over the previous year), and net income of ¥56.1 billion (50.8% decrease over the previous year).

2)	Overview of the Business Segments

(i)	Liner trade

The slowdown in the world economy resulted in a dramatic decline in cargo transport volumes and a subsequent year-on-year decrease in both revenues and profits, despite a drop in surging bunker oil prices during the term.
For each of the Pacific, Atlantic, European, Oceania and Central and South American container routes, as well as the Asian routes operated by TOKYO SENPAKU KAISHA, LTD., the fiscal first half results were adversely affected by soaring bunker oil prices, and the fiscal second half results suffered due to the strong yen and the decreased cargo volumes associated with the downward trend in cargo traffic.  Despite some partial indicators of improved freight rate levels across the Pacific, Atlantic, Central and South American and Asian routes, with the exception of the Atlantic routes, both revenue and profits were down from the previous fiscal year.
On the conventional liner routes operated by NYK-HINODE LINE, LTD., revenue was down but profit was up from the previous fiscal year, despite a dramatic decline in cargo traffic in the second half of the fiscal year.

(ii)	Bulk Shipping

►	Car Carrier Transportation

In the Car Carrier Division, cargo traffic dramatically declined as a result of the economic crisis.  While 17 vessels were newly delivered during the term, as a measure to trim freight space 14 vessels (mainly aging vessels) were sold for scrap and 4 vessels were laid up and, despite a drop in the profit margin, we generally achieved the same level of results with previous fiscal year.  Of the car-related logistics business, positive movements were made in Chinese domestic transportation, automobile components and finished automobiles transportation, and finished automobiles terminal businesses.  Furthermore, the NYK Group aggressively expanded its terminal and associated business in Europe, Singapore and India.

►	Bulk/Energy Resources Transportation

<Bulk Carriers> After a sustained period of high earning levels culminating in a record result in May 2008, a significant correction and dramatic decline in dry bulk market conditions then occurred due to the effects of the global economic crisis.  While measures such as the scrapping of aging vessels and the early return of chartered vessels were taken to overcome these market conditions, profits for bulk carriers, including those for NYK GLOBAL BULK CORP., which operates handy bulk carriers, decreased from the previous year, although revenue increased.

<Tanker> Crude oil tankers sustained high levels of earnings through the fiscal first half but then weakened and dropped markedly after entering 2009.  While higher earning levels were recorded in the petroleum products carrier business in the fiscal first half, the business recorded to its lowest ever result in March 2009.  Against the prevailing market conditions, NYK’s crude oil carriers performed well thanks to the long-term contracts, and LNG carriers also remained firm by new projects, which resulted in the expansion of the fleet scale.  As a whole, tanker business recorded increase in both revenues and profits from the previous fiscal year.

(iii)	Logistics

In the NYK Logistics sector (logistics division excluding the air forwarding service sector), a marked decrease in the cargo freight of our main clients, including those in manufacturing and logistics industries, occurred in the fiscal second half.  The NYK Group has employed all available means in terms of cost cutting and improving the efficiency of its operations to overcome these dramatically changed conditions.  YUSEN AIR & SEA SERVICE CO., LTD., which engages in air cargo forwarding business, also encountered a marked decline in airborne freight transportation demand.  As a whole, both revenues and profits of the logistics business declined from the previous year.

(iv)	Terminal and Harbor Transport

Handling volumes at container terminals in the current fiscal year were down on those of the previous fiscal year, and the NYK Group’s terminal and harbor transport business, including towage operations, recorded decreased revenues and profits over the previous year.

(v)	Cruises

The global economic crisis resulted in a downturn in sales at the Crystal Cruise (USA) and Asuka Cruise (Japan) operations of the NYK Group.  Surging bunker oil prices and increased insurance-related costs compounded the difficulties encountered in the cruise business this fiscal year and resulted in decreased revenues and profits over the previous year.

(vi)	Air Cargo Transportation

NIPPON CARGO AIRLINES CO., LTD., which now independently operates and maintains its own aircraft and handles its own IT requirements, operated a fleet composed entirely of the state-of-the-art B747-400F aircraft.  In the fiscal first half, the company reduced its loss compared with the year-ago period by levying fuel surcharges in response to the surge in jet fuel prices and working to cut aircraft operating and maintenance costs.  However, during the fiscal second half, the company was impacted by the steep decline in transport volumes due to the global economic downturn.  As a result, full-year revenue was down from the previous fiscal year, but the company successfully reduced its loss compared with the previous fiscal year through continued efforts to reduce fuel consumption and cut costs, including aircraft operating and maintenance costs.

(vii)	Real Estate

In the real estate business, efforts to maintain a high occupancy rate coupled with rising rents resulted in an increase in both revenues and profits from the previous fiscal year.
The NYK Group has had its major contract of real estate lease succeeded by its wholly-owned subsidiary the YUSEN REAL ESTATE CORP. from April 1, 2009.  At NYK’s Board of Directors

Meeting held in March 2009, the NYK Group have resolved to divest and transfer a part of its business to YUSEN REAL ESTATE CORP., the succeeding company (effective June 1, 2009), and this has resulted in the concentration and improved efficiency of management of the NYK Group’s real estate business.

(viii)	Other Business Services

In the trading business and manufacturing and processing business, revenues and profits were up from the previous fiscal year.  The restaurant business and shipping agency business generally achieved the same level of results with the previous fiscal year.

Please refer to the segment results given on page 2-3.

(ix)	Extraordinary losses

The NYK Group recorded extraordinary losses of ¥84.2 billion in its consolidated financial results for the current fiscal year due to impairment losses in its air cargo transport business on fixed assets such as aircraft, software development costs for liner trade, provision for expenses related to antitrust law, charter cancellation charges and loss on devaluation of investment securities.  Meanwhile, the NYK recorded extraordinary losses of ¥114.8 billion in its non-consolidated financial results for the fiscal year in review.

3)	Safety and Environment

Ensuring safe operation of ships is a fundamental management principle of NYK Group.  The NYK Group continues to carry out safe and secure marine transport services, with its unique safety management system NAV9000 as well as with Near Miss 3000 campaign.  As safe ship operation being a core principle, the NYK Group remains committed to its goal of establishing itself as a leading organization from the standpoint of undertaking environmental measures with the initiatives in reducing the CO2 emissions of its ships in operation, and the implementation of activities including environmental education programs for its employees, the NYK Group is actively working to address environmental issues as one of the most important management assignments.
The NYK Group has embarked on the development of a car-carrier ship with 50% reduced environmental load, and has begun experimental testing on solar power generator systems for its ships as part of its environmental technology development initiatives, together with the MTI (Monohakobi Technology Institute).  The NYK Group is ahead of its competitors in terms of these initiatives and its environmental awareness and, in addition to beginning experimental testing on ballast water treatment system, it has developed and introduced its own uniquely designed ship engine control system.
The environmental protection activities undertaken by the NYK Group have been widely applauded, and the NYK Group received the “Excellent Company Selected by Earth Environment Conference Award” at the “18th Annual Earth Environment Awards”.

(2)	Financing and Capital Investment Activities

Funds required by NYK Group for the current fiscal year were covered principally by own financial assets, as well as loans from financial institutions and the issue of commercial papers.  Borrowed funds as of March 31, 2009 (including corporate bonds and commercial papers) totaled ¥1,068.0 billion, an increase of ¥45.8 billion on the previous fiscal year.
The total capital investment of the NYK Group, which was based principally around the liner trade and bulk shipping businesses, was ¥417.5 billion.  In the above mentioned two businesses, we made investment of ¥117.6 billion and ¥234.5 billion, respectively, primarily for ship construction and other facilities.  Other than above, we made investment of ¥5.1 billion for warehouse construction in the logistics business, ¥7.5 billion for terminal equipment in the terminal and harbor transport business, ¥47.1 billion for aircraft in the air cargo transport business.  We also made investment of ¥2.1 billion in the cruise business, ¥0.7 billion in the real estate business, and ¥2.5 billion in other business.

(3)	Management Perspectives

1)	Dealing with Rapidly Changing External Conditions

In January 2009 the NYK Group embarked on a 2-year Emergency Structural Reform Project “Yosoro”* as part of its measures to overcome the severe economic downturn since the autumn of 2008.  This project involves optimization of fleet scale and drastic cost reduction initiatives.  More specifically, for liner business, we are to reduce vessel operation expenses by disposing of or returning unprofitable vessels, as well as to cut selling, general and administrative expenses of Group companies around the world, and variable costs such as vessel and land freight expenses.  With regard to NIPPON CARGO AIRLINES CO., LTD., we will initiate a reform of its cost structure without exceptions.  In addition to fuel cost reduction through unabated cost cutting efforts, we also aim to reduce its overall costs, including fixed costs.  Lastly, we are committed to provide more customer-oriented services, including mid-night operation service on European and American routes, calling at Chubu International Airport and reopening of New York Line.

*Note: The term “Yosoro” is a command given by a captain of a vessel meaning “Steady at full ahead”.  That is to say, the project has been named “Yosoro” to emphasize that the NYK Group intends to overcome its current difficulties and continue to advance forward toward its goals.

2)	Environmental Issue Initiatives

The NYK Group regards the preservation of environment as one of its most important management principles, and continues in its goal of establishing itself as a leading corporation in terms of its environmental initiatives and awareness.  As a measure to achieve this goal, we launched an environmental mission project “NYK Cool Earth Project” in 2008.  Under the project, a minimum reduction in CO2 emissions by 2013 of 10% based on 2006 consumption levels has been targeted.  To this end, we are committed to create a more environmentally friendly business model through the development of revolutionary environmental technologies, reductions in bunker oil consumption and slow steaming.

3)	CSR Management Strengthening

CSR (Corporate Social Responsibility) management serves as the foundation for the basic strategies of the medium-term management plan.  The first of its three pillars for strengthening CSR management is “sound and highly transparent management”, which is based on internal control and compliance systems.  The second involves the very important issue of “safe operations and environmental initiatives” and is based on the implementation of initiatives aimed at the development of a safe operation consciousness, thorough implementation of accident prevention measures, and the reduction of global warming gas emissions.  The third is described as the “development of workplaces that instill pride” and refers to efforts to create good relationships with all stakeholders and to improve service through the practice of the NYK Group Values of “integrity, innovation and intensity”.

(4)	Financial Position and Results of Operation

1)	Consolidated Financial Position and Results of Operation	(In millions of yen)

Category	The 119th term FY2005	The 120th term FY2006	The 121st term FY2007	The 122nd term (current term) FY2008
Revenues	1,929,302	2,164,279	2,584,626	2,429,972
Recurring Profit	140,451	107,534	198,480	140,814
Net income	92,058	65,037	114,139	56,151
Net income per share	75.04 (yen)	52.99 (yen)	92.93 (yen)	45.73 (yen)
Total Assets	1,877,440	2,135,441	2,286,013	2,071,270
Net Assets	575,366	700,717	679,036	581,237
Net Assets per share	471.05 (yen)	534.90 (yen)	519.51 (yen)	443.16 (yen)
Notes:	1.
Net income per share is calculated on the basis of the average number of shares outstanding in each fiscal year, and net assets per share is calculated on the basis of the total number of shares (excluding treasury stock) outstanding at each term end.

2.
NYK Group adopted “Accounting Standard on Presentation of Net Asset in the Balance Sheet” (Financial Accounting Standard No. 5) and the “Guidance on Accounting Standard on Presentation of Net Asset in the Balance Sheet” (Financial Accounting Standards Implementation Guidance No. 8) from the 120th consolidated fiscal year.

The 119th fiscal year

As for liner trade, in spite of the continuous solid cargo traffic, we recorded increased revenues but underperformed income compared to the previous year, due to surging bunker oil prices and increased North American inland transport costs.  In other shipping, we recorded increased revenues and income by advantage of expansion of fleet scale.  In the logistics, terminal and harbor transport businesses and the cruise business, we improved our results beyond the targets.  As a whole, although we recorded a decrease in recurring profit, operating revenues and net income exceeded the previous year and renewed record highs.

The 120th fiscal year

In the shipping segment, though we achieved increased revenues due to solid cargo traffic and expansion of fleet scale, we recorded decreased income due to falling freight rates, surging bunker oil prices, and other rising transportation costs on major liner routes.  Although we posted increased revenues and income in three major non-shipping segments including the logistics business, we recorded increased revenues and decreased income in the total non-shipping segment affected by NIPPON CARGO AIRLINES CO., LTD., which fully consolidated in this fiscal year.

The 121st fiscal year

Significant increases in both revenue and profits were recorded in the shipping segment due to the stable results produced by rate restoration initiatives in liner trade an increase in handling volumes handled produced by expansion of fleet scale, and favorable market conditions of dry-bulk carriers.  In each of the three major non-shipping segments, results were up from the previous fiscal year due to an increase in handling volumes.  In the air cargo transportation business, losses increased as a result of an inability to absorb increased repair costs on aging equipment and the rise in bunker oil prices.  Record high values were reported for each profit/loss figure.

The 122nd fiscal year (current term)

Conditions in the current fiscal year are described in the preceding “Business Progress and Results” (on pages 4-6).  Net assets as of March 31, 2009 decreased over the previous year mainly because of a decrease in valuation and translation adjustments.

2)	Non-consolidated Financial Position and Results of Operation	(In millions of yen)

Category	The 119th term FY2005	The 120th term FY2006	The 121st term FY2007	The 122nd term (current term) FY2008
Revenues	962,857	1,070,180	1,312,566	1,240,421
Recurring Profit	82,018	52,430	106,135	113,190
Net income	53,458	38,172	75,920	16,076
Net income per share	43.64 (yen)	31.10 (yen)	61.81 (yen)	13.09 (yen)
Total Assets	1,101,991	1,237,635	1,301,423	1,138,526
Net Assets	462,891	494,085	497,154	408,989
Net Assets per share	379.11 (yen)	402.20 (yen)	404.83 (yen)	333.09 (yen)
Notes:	1.
Net income per share is calculated on the basis of the average number of shares outstanding in each fiscal year, and net assets per share is calculated on the basis of the total number of shares (excluding treasury stock) outstanding at each term end.

2.
NYK adopted “Accounting Standard on Presentation of Net Asset in the Balance Sheet” (Financial Accounting Standard No. 5) and the “Guidance on Accounting Standard on Presentation of Net Asset in the Balance Sheet” (Financial Accounting Standards Implementation Guidance No. 8) from the 120th fiscal year.

The 119th fiscal year

Supported by solid market conditions in the shipping business, we outperformed the previous fiscal year’s revenues, but saw a decrease in recurring profit, affected by continued surging bunker oil prices.

The 120th fiscal year

Supported by solid market conditions in the shipping business, we achieved the highest of operation revenue in the past.  However, recurring profit underperformed the previous results, affected by the continued surging bunker oil prices, etc.

The 121st fiscal year

Despite surging bunker oil prices and stronger yen, we recorded significant increases in revenues and profits over the previous fiscal year, due to the increase in cargo volume and recovery of freight rates to a certain degree in the liner trade, favorable market conditions of dry-bulk carriers in the bulk shipping, and cost reduction in all segments.

The 122nd fiscal year (current term)

Market conditions changed dramatically in the wake of the global economic slowdown generated by the financial crisis in the U.S., while rate restoration initiatives produced stable results in liner trade and the best ever results for the dry bulk carriers’ market were recorded in May.  As a result of the sudden slump in market conditions and ensuing stagnation in cargo traffic and drop in freight rates, revenues and profits with the exclusion of recurring profit were down from the previous fiscal year.  Net assets as of March 31, 2009 decreased over the previous year mainly because of a decrease in valuation and translation adjustments.

(5)	Principal Business of the Consolidated (as of March 31, 2009)

Liner trade, bulk shipping, logistics, terminal and harbor transport, cruises, air cargo transportation, real estate and other

(6)	Principal Business Offices (as of March 31, 2009)

1)	NYK

Category	Location
Head Office	Yusen Bldg., 3-2, Marunouchi 2 Chome, Chiyoda-ku, Tokyo
Branch Offices
Sapporo Branch Office (Sapporo City), Yokohama Branch Office (Yokohama City), Nagoya Branch Office (Nagoya City), Kansai Branch Office (Kobe City), Kyushu Branch Office (Fukuoka City) and Taipei Branch Office (Taiwan)

Local offices	Tomakomai, Muroran and Kushiro
Overseas resident and representative offices	Buenos Aires, Johannesburg, Dubai, Doha, Jedda, Hanoi, Beijing, Moscow and Saint Petersburg

2)	Principal subsidiaries

Name of company	Location of head office or country
NYK GLOBAL BULK CORP.	Chiyoda-ku, Tokyo
TOKYO SENPAKU KAISHA, LTD.	Chiyoda-ku, Tokyo
NIPPON CARGO AIRLINES CO., LTD.	Minato-ku, Tokyo
HACHIUMA STEAMSHIP CO., LTD.	Kobe city
NYK-HINODE LINE, LTD.	Chiyoda-ku, Tokyo
NYK CRUISES CO., LTD.	Chiyoda-ku, Tokyo
YUSEN AIR & SEA SERVICE CO., LTD.	Chuo-ku, Tokyo
NYK TRADING CORP.	Minato-ku, Tokyo
UNI-X CORP.	Shinagawa-ku, Tokyo
NYK GROUP AMERICAS INC.	U.S.A.
NYK GROUP EUROPE LTD.	U.K.
NYK GROUP SOUTH ASIA PTE. LTD.	Singapore
NYK GROUP OCEANIA PTY. LTD.	Australia

(7)	Status of Principal Lenders of NYK (as of March 31, 2009)

Lender	Outstanding Balance (Millions of yen)
NIPPON LIFE INSURANCE CO.	78,429
MEIJI YASUDA LIFE INSURANCE CO.	49,186
SUMITOMO LIFE INSURANCE CO.	38,740
Syndicated Loan	31,800
THE DAI-ICHI MUTUAL LIFE INSURANCE CO.	21,035
CHIBA BANK, LTD.	17,795
DEVELOPMENT BANK OF JAPAN INC.	17,578
NATIONAL MUTUAL INSURANCE FEDERATION OF AGRICULTURAL COOPERATIVES	13,270
SUMITOMO MITSUI BANKING CO.	11,351
MIZUHO CORPORATE BANK, LTD.	10,851
Notes:	1.	The Syndicated loan was provided by a group of 33 participants, led by THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
2.	DEVELOPMENT BANK OF JAPAN was privatized on October 1, 2008, trading under the new name of “DEVELOPMENT BANK OF JAPAN INC”.

(8)	Employees (as of March 31, 2009)

1)	Employees of the Consolidated

Segment	Number of employees (persons)	Year-on-year change (persons)
Liner Trade	4,081	71
Bulk shipping	1,915	384
Logistics	15,504	(1,372)
Terminal and Harbor Transport	5,053	(276)
Cruises	347	(6)
Air Cargo Transportation	672	(40)
Real Estate	52	(2)
Other	1,926	(283)
Company-wide (common)	284	(11)
Total	29,834	(1,535)
Note:	Employees included in “Company-wide (common)” belong to administrative divisions that cannot be classified to a specific segment.

2)	Employees of the Non-Consolidated

Segment	Number of employees (persons)		Year-on-year change (persons)
Employees on land duty	1,251		(17)
[seamen on land out of above]	[245	]	[(16) ]
Employees on sea duty	368		(7)
Total	1,619		(24)
Note:	The number of employees includes those loaned to other companies and excludes those loaned to the Company from elsewhere and dispatched specified workers.

(9)	State of Vessels of the Consolidated (as of March 31, 2009)

1)	Details of vessels in service

Type of vessel	Number of vessels	K/T (dwt)
Container ships (including semi-container ships)	154	5,948,165
Bulk carriers (Capesize)	81	14,524,086
Bulk carriers (Panamax)	74	6,020,957
Bulk carriers (Handysize)	134	5,575,388
Wood Chip carriers	57	2,786,678
Car carriers	112	1,861,587
Tankers	80	12,502,058
LNG carriers	33	2,412,307
Cruise ships	3	21,577
Other	51	586,890
Total	779	52,239,693

2)	Details of vessels in possession

Type of vessel		Number of vessels	K/T (dwt)
Container ships (including semi-container ships)	Owned	30	1,062,165
	Co-owned	1	21,813
Bulk carriers (Capesize)	Owned	28	5,117,075
	Co-owned	4	164,889
Bulk carriers (Panamax)	Owned	28	2,343,988
	Co-owned	4	199,987
Bulk carriers (Handysize)	Owned	46	1,832,189
Wood Chip carriers	Owned	13	574,285
Car carriers	Owned	33	541,910
	Co-owned	2	12,942
Tankers	Owned	31	5,912,154
	Co-owned	14	944,116
LNG carriers	Owned	3	248,842
	Co-owned	27	884,071
Cruise ships	Owned	2	13,417
Other	Owned	27	353,589
Total	Owned	241	17,999,614
	Co-owned	52	2,227,818
Note:	Deadweight tonnage of shared vessels denotes the holding of NYK and consolidated subsidiaries.

(10)	Status of Major Business Combination (as of March 31, 2009)

1)	Changes and results of business combinations

NYK Group is engaged in business in eight segments consisting of liner trade and bulk shipping as its core businesses, logistics, terminal and harbor transport, cruises, air cargo transportation, real estate, and other business services.
NYK Group has 693 consolidated subsidiaries and 78 equity-method companies as of March 31, 2009.  For business progress and results of NYK Group, see the preceding “Business Progress and Results” (on pages 4-6) and “Financial Position and Results of Operation” (on pages 8-9).

2)	Status of principal subsidiaries

Company Name	Common Stock	NYK’s Share of Voting Rights (%)	Main Operations
NYK GLOBAL BULK CORP.	¥4,150 million	100.00	Marine transportation business
TOKYO SENPAKU KAISHA, LTD.	¥1,899 million	100.00	Marine transportation business
NIPPON CARGO AIRLINES CO., LTD.	¥50,574 million	84.07	Air cargo transportation business
HACHIUMA STEAMSHIP CO., LTD.	¥500 million	68.80	Marine transportation business
NYK-HINODE LINE, LTD.	¥2,100 million	100.00	Marine transportation business
NYK CRUISES CO., LTD.	¥2,000 million	100.00	Ownership and operation of cruiseships
YUSEN AIR & SEA SERVICE CO., LTD.	¥4,301 million	59.80	Air freight forwarding business, etc.
NYK TRADING CORP.	¥1,246 million	78.19	Sales of petrochemical products, etc.
UNI-X CORP.	¥934 million	78.50	Harbor transportation business
NYK GROUP AMERICAS INC.	US$4,000,000	100.00	Controlling subsidiaries engage in marine transportation and global logistics businesses, etc. in North and South American area
NYK GROUP EUROPE LTD.	£81,490,000	100.00	Controlling subsidiaries engage in marine transportation and global logistics businesses, etc. in Europe
NYK GROUP SOUTH ASIA PTE. LTD.	SP$12,800,000	100.00	Controlling subsidiaries engage in marine transportation and global logistics businesses, etc. in Southern Asian area
NYK GROUP OCEANIA PTY. LTD.	A$8,400,000	100.00	Controlling subsidiaries engage in marine transportation and global logistics businesses, etc. in Oceania areas
ADAGIO MARITIMA S.A. 431 other vessel owning companies	US$89,761,000 (total of 119 companies) ¥ 23,578 million (total of 313 companies)	100.00 (all companies)	Vessel owning and chartering
Notes:	1.	Percentage of voting rights includes indirect holdings.
2.
ADAGIO MARITIMA S.A. and 431 other vessel owning companies are consolidated subsidiaries that are fully owned by NYK Group and are incorporated in Panama, Singapore and Liberia, etc. for the purpose of owning and chartering vessels.  Vessels periodically chartered from the said companies by NYK Group constitute an important part of the fleet of vessels operated by NYK Group.

3)	Status of principal affiliates

Company Name	Common Stock	NYK’s Share of Voting Rights (%)	Main Operations
KYOEI TANKER CO., LTD.	¥2,850 million	30.01	Marine transportation business
SHINWA KAIUN KAISHA LTD.	¥8,100 million	27.00	Marine transportation business
TAIHEIYO KAIUN CO., LTD.	¥2,750 million	22.81	Marine transportation business
Note: Percentage of voting rights includes indirect holdings

(11)	Other significant matters on operations for NYK Group

1)
Since 2006, in relation to suspicions of a price-fixing cartel in cargo transport, the U.S. and European authorities has been investigating major worldwide airlines including NYK’s consolidated subsidiary NIPPON CARGO AIRLINES CO., LTD. (“NCA”), and NCA has given its full cooperation.  In the U.S., class-action suits against NCA are pending without setting a value for the claims.  With regard to the investigation carried out by the U.S. Department of Justice (“DOJ”), NCA agreed with the DOJ in this April to pay a fine of US$45 million and recorded a provision equivalent to the fine’s value, concerning the suspicions of a price-fixing cartel in international cargo transport service on the U.S. and Pacific Ocean routes.

2)
Major international air cargo transportation companies in Japan, including NYK’s consolidated subsidiary YUSEN AIR & SEA SERVICE CO., LTD. (“YAS”), received a cease and desist order and an order for payment of administrative surcharge from the Japan Fair Trade Commission (“JFTC”) in this March, for alleged violations of Article 3 of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (prohibition of unreasonable restraints on trade) related to international air cargo transportation. YAS had since studied, examined, and carefully investigated said orders and, as a result, believes that certain aspects of the orders are unacceptable, and it appealed against these orders and made a request for the commencement of hearing procedures by the JFTC on this April.

2.  Status of Shares (as of March 31, 2009)

(1)	Total number of shares authorized to be issued	2,983,550,000 shares

(2)	Number of shares issued	1,227,851,483 shares (excluding treasury stock 2,336,590 shares)

(3)	Number of shareholders	124,576 persons (increased by 10,586 from the preceding term)

(4)	Major shareholders (Top 10)

	Capital contribution to the Company
Name	Number of shares held (in thousands)	Ratio of shareholding (%)
THE MASTER TRUST BANK OF JAPAN, LTD. (Trust account)	82,059	6.68
JAPAN TRUSTEE SERVICES BANK, LTD. (Trust account)	79,543	6.48
JAPAN TRUSTEE SERVICES BANK, LTD. (Trust account 4G)	74,067	6.03
TOKIO MARINE & NICHIDO FIRE INSURANCE CO., LTD.	57,275	4.66

	Capital contribution to the Company
Name	Number of shares held (in thousands)	Ratio of shareholding (%)
THE MASTER TRUST BANK OF JAPAN, LTD. (MITSUBISHI HEAVY INDUSTRIES, LTD. ACCOUNT (RETIREMENT ALLOWANCE TRUSTY ACCOUNT))	54,717	4.46
MEIJI YASUDA LIFE INSURANCE CO.	38,899	3.17
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.	36,978	3.01
MIZUHO CORPORATE BANK, LTD.	22,867	1.86
TRUST & CUSTODY SERVICES BANK, LTD. (TRUST ACCOUNT)	18,324	1.49
NATIONAL MUTUAL INSURANCE FEDERATION OF AGRICULTURAL COOPERATIVES	16,692	1.36
Note: Investment ratio was computed excluding total treasury stock of 2,336,590 shares.

(5) Treasury Stock

Shares held as of the end of the preceding term	Common Stock	2,142,238 (shares)
Shares purchased in the current term
Less-than-One-Unit Share Purchased	Common Stock	421,446 (shares)
	Total price of acquisition	300,892,012 (yen)
Shares disposed in the current term
	Common Stock	227,094 (shares)
Less-than-One-Unit Share Sold	Total price of disposition	123,356,772 (yen)
Shares lapsed in the current term		None
Shares held as of the end of the fiscal term	Common Stock	2,336,590 (shares)

3.  Status of Stock Acquisition Rights, etc. (as of March 31, 2009)

Following is the status as of the end of this fiscal year of corporate bonds with stock acquisition rights issued under the Corporation Law.

Name	Euro Yen Contingent Conversion Zero Coupon Convertible Bonds with Acquisition Rights due 2026
Date of resolution of issuance	August 31, 2006
Date of issuance	September 20, 2006
Number of stock acquisition rights	11,000 units
Class and number of shares subject to stock acquisition rights	Common stock 65,243,179 shares
Amount to be paid upon exercise of stock acquisition rights (exercise price)	¥843 per share
Amount to be capitalized upon exercise of stock acquisition rights	¥422 per share
Exercise period of stock acquisition rights	October 4, 2006 to September 10, 2026

4.  Executives of NYK

(1)	Directors and Corporate Auditors (incumbents from June 25, 2008 to March 31, 2009)

Position	Name	Responsibilities and representing status of other corporations, etc. (including status of significant concurrent post)
Chairman, Chairman Corporate Officer	Takao Kusakari	Chairman, Council for Promotion of Regulatory Reform
Executive Vice-Chairman, Executive Vice-Chairman Corporate Officer	Yasushi Yamawaki
President, President Corporate Officer	Koji Miyahara
Chief Executive of CSR Management Headquarters, Chairman of Bulk/Energy Resources Transportation Strategy Committee, Director General of NYK Cool Earth Project, Chairman of NIPPON CARGO AIRLINES CO., LTD.

Representative Director, Executive Vice-President Corporate Officer	Hiromitsu Kuramoto	Chief Executive of Bulk/Energy Resources Transportation Headquarters, Human Resources Group, Chairman of TATA NYK SHIPPING PTE. LTD.
	Yasumi Kudo	Chief Executive of Global Logistics Headquarters, Chairman of IT Strategy Committee
	Hiroshi Sugiura	Chief Executive of Global Group Management Headquarters, Chief Compliance Officer, Chief Governance Officer, General Affairs Group, Legal and Insurance Group and Cruise Enterprise Group
Representative Director, Senior Managing Corporate Officer	Hiroyuki Shimizu	Liner Trade Division, Logistics Division
	Shinji Kobayashi	Chief Executive of Technical Headquarters, Executive Chief of Environmental Management, NYK Cool Earth Project, President of NYK-HINODE LINE, LTD.
Makoto Igarashi
Chief Financial Officer, Accounting and Finance Division, Corporate Planning Division, IR Group, Corporate Communication Group, Director of TAIHEIYO KISEN KAISHA, LTD., Corporate Auditor of MITSUBISHI ORE TRANSPORT CO., LTD.

Director, Senior Managing Corporate Officer	Masamichi Morooka	Business in the European region
Director, Managing Corporate Officer	Masahiro Kato	Car Carrier Division, Vice-President of NYKCOS CAR CARRIER COMPANY LTD.
	Hidenori Hono	Bulk/Energy Resources Transportation Division (bulk carriers)
	Hiroshi Hattori	Logistics Division, Harbor Division
	Tadaaki Naito	Bulk/Energy Resources Transportation Division (tanker)
Outside Director (part-time)	Yukio Okamoto	President of OKAMOTO ASSOCIATES, INC., Outside Director of MITSUBISHI MATERIAL CORP., Outside Corporate Auditor of MITSUBISHI MOTORS CORP.
	Yuri Okina	Counselor of THE JAPAN RESEARCH INSTITUTE, LTD.

Position	Name	Responsibilities and representing status of other corporations, etc. (including status of significant concurrent post)
Corporate Auditor (full-time)	Shigeru Shimizu
Yukio Ozawa
Outside Corporate Auditor (part-time)	Hidehiko Hari	Outside Corporate Auditor of NIPPON OIL CORP.
	Takaji Kunimatsu	Outside Director of MARUBENI CO., Chairman of HEM-NET: EMERGENCY MEDICAL NETWORK OF HELICOPTER AND HOSPITAL
Notes:	1.	Of Directors, Mr. Yukio Okamoto and Ms. Yuri Okina are Outside Directors as stipulated in Article 2, Item 15, of the Corporation Law.
2.	Of Corporate Auditors, Messrs. Hidehiko Haru and Takaji Kunimatsu are Outside Corporate Auditors as stipulated in Article 2, Item 16, of the Corporation Law.
3.
Corporate Auditor, Mr. Yukio Ozawa served as a Director in charge of financial affairs of NYK and has considerable expertise in finance and accounting.  Corporate Auditor, Mr. Hidehiko Haru served as a Director in charge of accounting of the other listed company for many years and has considerable expertise in finance and accounting.

4.	Retired Directors and newly appointed Directors during the current fiscal year are as follows:

<Retirement>
Director	Minoru Sato	(Retired at the expiration of his term in office on Jun. 24, 2008)
Director	Takao Manji	(Retired upon resignation on Jun. 24, 2008)
Director	Naoki Takahata	(Retired upon resignation on Jun. 24, 2008)
Representative Director, Senior Managing Corporate Officer	Hiroyuki Shimizu	(Retired on Aug. 30, 2008 by his death)

<New appointment>
Director, Managing Corporate Officer	Hidenori Hono	(Appointed on Jun. 24, 2008)
Director, Managing Corporate Officer	Hiroshi Hattori	(Appointed on Jun. 24, 2008)
Director, Managing Corporate Officer	Tadaaki Naito	(Appointed on Jun. 24, 2008)
Director	Yukio Okamoto	(Appointed on Jun. 24, 2008)
Director	Yuri Okina	(Appointed on Jun. 24, 2008)

5.	As of April 1, 2009, Representative Directors and Executive Corporate Officers who also serve as Directors are relocated as follows:

As of March 31, 2009		After relocation
Chairman, Chairman Corporate Officer	Takao Kusakari	Director, Board Counselor
President, President Corporate Officer	Koji Miyahara	Chairman, Chairman Corporate Officer
Representative Director, Executive Vice-President Corporate Officer	Yasumi Kudo	President, President Corporate Officer
Representative Director, Senior Managing Corporate Officer	Shinji Kobayashi	Representative Director, Executive Vice-President Corporate Officer
Director, Managing Corporate Officer	Masahiro Kato	Representative Director, Senior Managing Corporate Officer
Director, Managing Corporate Officer	Hidenori Hono	Representative Director, Senior Managing Corporate Officer
Director, Managing Corporate Officer	Tadaaki Naito	Representative Director, Senior Managing Corporate Officer

As of March 31, 2009		After relocation
Representative Director, Executive Vice-President Corporate Officer	Hiroshi Sugiura	Director
Representative Director, Senior Managing Corporate Officer	Makoto Igarashi	Director

(2)	Corporate Officers (For reference) (as of April 1, 2009)

Position	Name
Chairman, Chairman Corporate Officer	Koji Miyahara
Executive Vice-Chairman, Executive Vice-Chairman Corporate Officer	Yasushi Yamawaki
President, President Corporate Officer	Yasumi Kudo
Representative Director, Executive Vice-President Corporate Officer	Hiromitsu Kuramoto
Shinji Kobayashi
Representative Director, Senior Managing Corporate Officer	Masahiro Kato
Hidenori Hono
Tadaaki Naito
Director, Senior Managing Corporate Officer	Masamichi Morooka
Director, Managing Corporate Officer	Hiroshi Hattori
Managing Corporate Officer	Naoya Tazawa
Hiroshi Hiramatsu
Kenji Mizushima
Toshinori Yamashita
Tetsuichi Nozaki
Fukashi Sakamoto
Hitoshi Nagasawa
Corporate Officer	Tetsufumi Otsuki
Takatake Naraoka
Yasuyuki Usui
Mikitoshi Kai
Shoji Murakami

Position	Name
Corporate Officer	Satoshi Akagi
Ian Veitch
Takeshi Yukawa
Yasushi Takada
Koichi Akamine
Hiroaki Tsuchiya
Takuji Nakai
Hidetoshi Maruyama
Takao Ito
*Takashi Abe
*Yoko Wasaki
*Yasuo Tanaka
*Naoyuki Ohno
*Masahiro Samitsu
*Koichi Chikaraishi
*Kunihiko Miyoshi
*Yuji Isoda
*Shunichi Kusunose
*Kenichi Miki
*Hitoshi Oshika
*Kazuo Ogasawara
*Chak Kwok Wai
Notes:	1.	Mr. Takao Ito is a newly appointed Corporate Officer as of September 1, 2008.
2.	Corporate Officers retired as of March 31, 2009 are as follows:
Takao Kusakari, Hiroshi Sugiura, Makoto Igarashi, Yuji Semba, Takeshi Matsunaga, Tomoyuki Matsubara, Hiroshi Sekine, Masato Katayama, Susumu Akeno, Wataru Nakamae, Peter Keller
3.	Corporate Officers with asterisks (*) are newly appointed Corporate Officers as of April 1, 2009.

(3)	Remuneration Paid to Executives

Category	Number of persons remunerated	Total Amount of remuneration paid
Directors [Outside Directors out of above]	19 [2]	¥611 million [¥28 million]
Corporate Auditors [Outside Corporate Auditors out of above]	4 [2]	¥90 million [¥24 million]
Total [Outside Executives out of above]	23 [4]	¥701 million [¥52 million]
Notes:	1.	Amount of remuneration payment to the Directors (excluding the Outside Directors) includes the remuneration to four Directors who retired during the fiscal year.
2.
Amount of remuneration payment to the Directors (excluding the Outside Directors) includes a ¥127 million bonus for the Directors that is planned to be proposed at the 122nd Ordinary General Meeting of Shareholders.

3.
The proposal to pay retirement benefits for termination resulting from the abolition of the retirement benefits scheme for directors and corporate auditors was approved by the Shareholders at the 118th Ordinary General Meeting of Shareholders held on June 28, 2005.  Based on the resolution, the Company paid a ¥108 million retirement benefit for termination to two Directors who retired during the fiscal year, in addition to the above amount.

(4)	Status of Major Activities of Outside Executives

Name	Status of Attendance and Stating of Opinions
Director (Part-time, Outside Director) Yukio Okamoto (Appointed on Jun. 24, 2008)
Attended all the 13 meetings of the Board of Directors held during this fiscal year after his appointment, and when necessary made statements mainly based on his extensive knowledge and insight as an expert of international affairs.

Director (Part-time, Outside Director) Yuri Okina (Appointed on Jun. 24, 2008)
Attended all the 13 meetings of the Board of Directors held during this fiscal year after her appointment, and when necessary made statements mainly based on her extensive knowledge and insight as an expert of economic and financial issues.

Corporate Auditor (Part-time, Outside Corporate Auditor) Hidehiko Haru (Appointed on Jun. 27, 2007)
Attended all the 18 meetings of Board of Directors and all the 15 meetings of Board of Corporate Auditors held during this fiscal year, and when necessary made statements mainly from his considerable experience in corporate management and financial policies, etc.

Corporate Auditor (Part-time, Outside Corporate Auditor) Takaji Kunimatsu (Appointed on Mar. 13, 2008)
Attended all the 18 meetings of Board of Directors and all the 15 meetings of Board of Corporate Auditors held during this fiscal year, and when necessary made statements mainly from his considerable experience in government service.

(5)	Liability Limitation Agreement with Outside Executives

The Company has signed agreements with all the Outside Executives respectively limiting their liability for damages in terms of Article 423, Paragraph 1 of the Corporation Law.  Based on these agreements, liability for damages is limited to predetermined amount of ¥20 million or more or the minimum amount prescribed by law, whichever is higher.

5.  Independent Auditor

(1)	Name of Independent Auditor

Deloitte Touche Tohmatsu

(2)	Compensation paid to Independent Auditor for the fiscal year under review

Category	Total amount paid
Compensation paid for the fiscal year under review	176 million yen
Total of cash and other financial profits payable by the Company and its subsidiaries to the Independent Auditor	326 million yen
Notes:	1.
The audit contract between NYK and the Independent Auditor does not separate the compensation for the audit based on the Corporation Law from the compensation for the audit based on the Financial Instruments and Exchange Act.  Therefore, the aforementioned amount includes the compensation for the audit, etc. based on the Financial Instruments and Exchange Act.

2.
NYK has a consulting agreement with the Independent Auditor for the Internal Control Project, which is the service other than the services as stipulated in Article 2, Paragraph 1 of the Certified Public Accountants Law (non-audit service).  The fee for the consulting service is included in the above amount.

3.
Among our principal subsidiaries, NYK-HINODE LINE, LTD., UNI-X CORP., NYK GROUP AMERICAS INC., NYK GROUP EUROPE LTD., NYK GROUP SOUTH ASIA PTE.  LTD. and NYK GROUP OCEANIA PTY. LTD. undergo audits of statutory documents by CPAs or audit corporations other than the Independent Auditor of NYK (including persons who have qualifications equivalent to these qualifications in foreign countries) (limited to audit pursuant to the Corporation Law or Financial Instruments and Exchange Act (including foreign laws equivalent to these laws))

(3)	Company Policy regarding dismissal or decision not to reappoint the Independent Auditor

Article 340 of the Corporation Law stipulates that the Board of Corporate Auditors shall be entitled to dismiss the Independent Auditor for reasons stipulated therein.  In addition, when it is reasonably recognized that the Independent Auditor is no longer able to execute its duties in an appropriate manner, NYK, subject to prior consent of, or request from, the Board of Corporate Auditors, will offer a resolution to the Shareholders’ Meeting to the effect of dismissal of, or a decision not to reappoint, the Independent Auditor.

6.  Matters on Structures to Ensure Proper Execution of Business Operations

The Company adopted a new resolution with respect to structures to ensure proper execution of business operations based on the Corporation Law at the meeting of Board of Directors on March 26, 2009 as follows.

►	Outlines of Resolutions of Board of Directors

(1)
Directors of the Company execute duties in compliance with the laws and Articles of Incorporation in accordance with the clear allocation of authority and procedures.  The Company recognizes that fulfillment of social responsibility is fundamental to management, and has determined the NYK Group Mission Statement, the NYK Line Business Credo and Code of Conduct.  Directors have adopted NYK Group Value as conduct guidelines for executing them, and take a leading role in observing these conduct guidelines.  In addition, in order to ensure compliance with the laws and proper execution of business by the Directors, the Company has established in-house systems such as the Internal Control Committee and Compliance Committee, etc.

(2)	Documents and other information relating to execution of duties by the Directors of the Company are stored and managed properly according to in-house rules.
(3)
As to management of risks of loss, the Company has established sections solely to be in charge of maintaining awareness of company-wide risks, and by utilizing information technology devices these track down and evaluate risks on a regular basis and implement proper countermeasures.  The Company formulated a basic plan to ensure business continuity and the outline for the implementation of the plan, with the view of coping with large-scale disasters.  The Company also performs thorough risk management relating to safe operation of vessels and environmental preservation.

(4)	Directors of the Company are performing efficient duty execution by clear distribution of authorities and decision-making rules, and activation of electronic-decision system.
(5)
In order to ensure the conformance of duties by employees of the Company with laws, Compliance Committee meetings are held on a regular basis and Compliance Total Check Month has been implemented.  A consultation channel and an internal report channel have been installed, and Compliance Training has been held regularly.

(6)
The Company applies NYK Group Mission Statement and Group Value to the overall group.  In order to ensure proper operations by the Corporate Group, the Company will instruct each group company further preparation for an internal control system.  The Company has established a Global Group Management Headquarters, aiming at ensuring sound and efficiency improvements of group companies.  Additionally, an internal audit division has been established and internal audits are being carried out for the Company and group companies.

(7)
The Company has established a Corporate Auditor’s Staff Chamber as an assistant for Corporate Auditors, and allocates full-time staff.  Personnel evaluation of full-time staff is performed by full-time Corporate Auditors.

(8)
Board of Directors has prepared an environment in which the Corporate Auditor can conduct effective audits.  Corporate Auditors participated in Board of Directors meetings and other major meetings, peruse and examine important documents relating to business execution, and implement proper auditing.

(9)
Corporate Auditors exchange information with Independent Auditor and internal audit division, making efforts to collaborate in auditing, and ensure systems to improve the effectiveness and efficiency of each audit.

(10)
The Company has established an internal control system designed to ensure the properness of financial statements under the Financial Instruments and Exchange Act, and conducts effectiveness assessment on its operations.

(11)
The Company consolidates a system for the elimination of antisocial forces and supports efforts to sever all ties to these forces.  We have an in-house post dedicated to providing consultation services, with the intention of collecting and disclosing information on anti-social forces appropriately, through closer coordination with external specialized institutions.  We also view the issue as one of the most important compliance matters and conduct continuous activities to enhance knowledge and raise awareness.

7.  Matters on Basic Policies Regarding Corporate Governance

The Company’s Board has determined on March 27, 2008 a “basic policy regarding the modality of those who control the Company’s financial and business policy decisions” (the “Basic Policy”), and the Company introduced, at the 121st Ordinary General Meeting of Shareholders of the Company held on June 24, 2008 (the “121st Ordinary General Meeting of Shareholders”), measures (the “Plan”) for Large-scale Purchases of NYK Shares for the purpose of securing and enhancing corporate value and the common interests of shareholders, as a measure to prevent the control of NYK’s financial and business policy decisions by inappropriate persons or entities in light of the Basic Policy.
The following is the outline of the Plan.

(1)	Content of the Basic Policy

NYK believes that it is necessary for persons or entities who control the Company’s financial and business policy, to do so in accordance with the corporate philosophy of the NYK Group as described below.  In this way, they can be leaders who enable the NYK Group to maintain and increase its corporate value and shareholder earnings.

1)	The NYK Group’s corporate philosophy

The NYK Group conducts all its daily corporate activity based on the “NYK Group Mission Statement”, which is: “Through safe and dependable monohakobi (transport), we contribute to the betterment of societies throughout the world as a comprehensive global-logistics enterprise offering ocean, land and air transportation”.  The concept of “comprehensive global-logistics enterprise” that the NYK Group has adopted is a business structure whose goal is to build on ocean transport business, integrating land distribution businesses such as land transport and warehousing businesses, along with air transport business, terminal operations, and the like, thus forming an organic and well-integrated, full-service business with a global scale.  We also pursue synergy effects from this structure and strive diligently to minimize the impact of fluctuations in market conditions of the ocean transport business.  NYK believes that this business structure would maximize the corporate value of the NYK Group and shareholder earnings.  We adopted this philosophy as the foundation for the management strategies of the NYK Group, and have worked diligently to develop and deepen it.
Further, the NYK Group recognizes that an enterprise has a social existence and could not exist without stakeholders such as shareholders and investors.  We also recognize that corporate social responsibility (CSR) is the foundation of the management and the very source of the Company’s corporate value.  The NYK Group has been working to give back to society from our management resources and profits and to deepen the CSR management, for example by actively enforcing the environmental measures and safety programs that form the foundation of our “comprehensive global-logistics” concept.  The NYK Group, by continuing to develop as a comprehensive global-logistics enterprise group having a strong commitment to CSR management, aims to maintain and increase its corporate value and shareholder earnings.

2)	Basic policy regarding the modality of those who control the Company’s financial and business policy decisions

As a publicly listed firm, NYK believes that when deciding whether or not to allow a Large-scale Purchase by a specific party, sufficient information should be provided to the Company’s shareholders and then the matter should be referred to them for a final decision.  A Large-scale Purchase which will contribute to maintaining and increasing the Company’s corporate value and shareholder earnings is not something that should be denied.
However, we cannot deny that among Large-scale Purchase, there are those (a) where the time and/or information needed for shareholders to evaluate the content, etc. of a Large-scale Purchase and for the board of directors of the Company to gather opinions and, when necessary, to offer an alternative proposal, is not provided, (b) that are abusive because the Company’s corporate value and shareholder earnings have not been considered but only the benefit to the purchasing party itself has, and (c) where there is a risk of damage to the Company’s corporate value and shareholder earnings, such as cases where the purchase is one whose conditions of purchase, etc. are inadequate or unsuitable considering the intrinsic value of the Company.
In view of the point made in 1) the NYK Group’s corporate philosophy, NYK believes that the party making these kind of purchase action is not a party who enables the NYK Group to maintain and increase its corporate value and shareholder earnings, thus not an appropriate party who controls the Company’s financial and business policy.  Therefore we have taken considerable countermeasures against the purchase action, within the limits allowed by laws and regulations, the Company’s articles of incorporation, etc.

(2)	Special measures that will help achieve the Basic Policy

As special measures that will contribute to achieving the Basic Policy, as explained below, the Company has been creating and implementing a medium-term management plan and Emergency Structural Reform Project, to strengthening corporate governance, and proceeding with a long-term optimal return of profits to our shareholders, while considering the balance with our requirement for investment funds.

1)	Creating and implementing the medium-term management plan, “New Horizon 2010” and Emergency Structural Reform Project “Yosoro”

On March 27, 2008, we created and announced a medium-term management plan, “New Horizon 2010” to cover the period from April 2008 until March 2011.  Under “New Horizon 2010”, we strive to achieve our slogan of “Seeking to maintain growth as a global monohakobi (transport) enterprise” and to comprehensively expand our scale of business, building on our previous medium-term management plan “New Horizon 2007”.  Under “New Horizon 2010” we adopt the following three key strategies, and we are making efforts to sustainably improve our corporate value and shareholder earnings.

<Three key strategies under “New Horizon 2010”>
(i)      Growth
•	Deepen scope of strategies for integrated logistics services
•	Expand energy and natural resource transport
•	Expand business reach in growth regions, especially the BRIC countries

(ii)      Stability
•	Reinforce client-oriented services
•	Stabilize profits by securing long-term contracts
•	Maintain a sound financial position and work to further strengthen this standing

(iii)     Environment
•	Ensure safety
•	Become an environmentally progressive corporate group
•	Aggressively invest in development of environment-friendly technologies

The Company reviewed the “New Horizon 2010” this April, for the business environment has changed radically since last autumn, however, the above basic strategies were kept unchanged.

Last January, the NYK Group also embarked on a 2-year Emergency Structural Reform Project “Yosoro”, to deal with this massive change, as described in 1. (3) 1) of this report (p. 7)

2)	Strengthening corporate governance, the foundation for maintaining and improving corporate value and shareholder earnings.

With the objective of maintaining and improving corporate value and shareholder earnings, we are working to build management structures and systems with a high level of transparency, and to continuously strengthen corporate governance as a significant assignment.
The Company has appointed Corporate Officers since 2002 to activate the Board of the Company by reducing the number of Directors.  We strive to send proxy notices of a general meeting of shareholders three weeks in advance of holding the meeting, so that shareholders have ample time to consider proposals.  In addition, election of two Outside Directors having a high level of independence and the amendment of the Articles of Incorporation (to change the term of office of Directors from two years to one year) were approved by shareholders at the 121st Ordinary General Meeting of Shareholders, and proceeded with, to ensure an even higher level of corporate management transparency and to strengthen the Board of Directors’ management monitoring function.

3)	Long-term optimal return of profits to shareholders

NYK maintains the Basic Policy of continuously making stable dividend payments, based on thorough consideration of payout ratio, the Company’s forecasted business performance, etc.  We also consider requirements for future business development, such as the expansion and improvement not only of our traditional business of marine transport but also of other businesses, and we bear in mind the level of internal reserves needed to withstand fluctuations in market conditions.
Note that in the past the Company has set 20% or more as the target dividend payout ratio (on a consolidated basis), however, under “New Horizon 2010”, we have increased the target payout ratio (on a consolidated basis) to 25%.

(3)	Measures to prevent the control of NYK’s financial and business policy decisions by inappropriate persons or entities in light of the Basic Policy

The Company introduced the Plan as a measure to prevent the control of NYK’s financial and business policy decisions by inappropriate persons or entities in light of the Basic Policy by the approval of the Shareholders at the 121st Ordinary General Meeting of Shareholders.
In case of a Large-Scale Purchase of the NYK shares taking place, the Plan enables to secure sufficient time and information for the Company’s shareholders to decide whether to allow or not, the purchase, or for the Board of the Company to offer alternative proposals to the shareholders, to discuss and negotiate with the purchaser on the shareholders’ behalf and, if such purchase is deemed to be inappropriate, prevent the purchase.

1)	Large-scale Purchases to which the Plan is applied

The procedures provided by the Plan apply to each of following purchases, etc. which will be carried out without the consent of the Board (such purchases hereinafter referred to as a “Large-scale Purchase” and the persons or entities carrying out the Large-scale Purchase shall be hereinafter referred to as the “Large-scale Purchaser”).

a.	Any Purchase, etc., with which Holding Ratio of the Share Certificates, etc. issued by NYK (the “NYK Share Certificates”) of the Holder and Joint Holders, etc. becomes 20% or more.

b.
Any Tender Offer, with which the sum of Ownership Ratio of the Share Certificates, etc. with respect to the NYK Share Certificates of the person or entity launching the Tender Offer and that of the Special Related Parties, etc. becomes 20% or more.

2)	Request to Large-scale Purchaser for Large-scale Purchase Information

A Large-scale Purchaser is required to submit to representative director of the Company a letter of intention (the “Letter of Intention”) prior to undertaking the Large-scale Purchase in Japanese in the format determined by the Company in which the Large-scale Purchaser is requested to disclose an outline of the proposed Large-scale Purchase, and to state that it will comply with the procedures provided by the Plan.  Upon receipt of the Letter of Intention, the Board will request the Large-scale Purchaser to provide the information that is necessary and sufficient for the shareholders’ determination, and for the Board and the Independent Committee to form an opinion (the “Large-scale Purchase Information”) within a specified period, and the Large-scale Purchaser is required to submit documentation setting forth the Large-scale Purchase Information (the “Explanation of Purchase”).
Outline of the Large-scale Purchase Information is as follows:

a.	Outline of the Large-scale Purchaser and persons or entities who act in concert with the Large-scale Purchaser in relation to the Large-scale Purchase.

b.	The purposes, methods and terms of the Large-scale Purchase.

c.	The basis for determination of the purchase price of the Large-scale Purchase.

d.	The source of funds for the Large-scale Purchase.

e.
The management policy, management structure, business plan, equity plan, dividend policy, asset management plan, and measures to concretely effect these policies (the “Business Measures”) of the NYK Group which the Large-scale Purchaser intends to adopt after the completion of the Large-scale Purchase.

f.
Matters relating to the consolidation, coalition, etc. between the businesses carried out by the Large-scale Purchaser and those by the NYK Group and specific measures to avoid potential conflicts of interest between the Large-scale Purchaser and NYK.

g.	Policies dealing with the employees, customers, suppliers, and other stakeholders of NYK which the Large-scale Purchaser intends to adopt after the completion of the Large-scale Purchase.

h.	Measures to adopt for sustained and continued enhancement of the corporate value of the NYK Group after the completion of the Large-scale Purchase and the basis for such enhancement.

i.	Specific measures to adopt to avoid conflicts of interest between the Large-scale Purchaser and other shareholders of the Company.

j.	Such other matters which the Board or the Independent Committee of NYK deems reasonably necessary.

3)	Consulting to the Independent Committee

Upon receipt of the Explanation of Purchase from the Large-scale Purchaser, the Board will send the same without delay to the Independent Committee composed of at least three members of the Outside Directors and outside experts, and consult with the Independent Committee as to whether or not it is appropriate to implement the countermeasures against the Large-scale Purchase conducted by such Large-scale Purchaser and other matters relating to securing and enhancing the corporate value and the common interests of the shareholders of the NYK Group.
The Independent Committee is composed of at least three members with thorough knowledge of a company’s management, economics and/or legal issues.  Currently, Outside Directors Mr. Yukio Okamoto and Ms. Yuri Okina, and Mr. Seigo Hirayama, who is an attorney and former President of the Japan Federation of Bar Associations, have been appointed by the Company as members of the Committee.

4)	Examination, Consultation and Reporting by Independent Committee

The Independent Committee examines the Explanation of Purchase submitted by the Large-scale Purchaser and, if necessary, may request the Large-scale Purchaser supplementary explanations and further submissions on the Explanation of Purchase.  Furthermore, if necessary, it may request that the Board provide its opinion as well as materials, and consult with the Board or the Large-scale Purchaser.  The Independent Committee shall hold deliberations based on the results of examinations and consultations, prepare the report within 60 business days from the date on which submission of the Explanation of Purchase is completed (provided that such period may be extended for an additional 30 business days, at the maximum, if the Independent Committee determines that it is inevitable due to, for example, difficulties in making the decision within the period initially set) and submit the report to the Board.

In the case where the Independent Committee determines that (i) the Large-scale Purchaser is a Large-scale Purchaser which does not comply with the procedures provided in the Plan (the “Procedurally Non-compliant Purchaser”), (ii) the Large-scale Purchaser is an Abusive Acquirer, or (iii) there is a risk that the Large-scale Purchase will damage the corporate value or the common interests of the shareholders of the NYK Group, then the Independent Committee shall submit the report, “We recommend the implementation of countermeasures.” (the “Implementation Recommendation”).  In the case where the Independent Committee determines that there is not a risk that the Large-scale Purchaser will damage the corporate value or the common interests of the shareholders of the NYK Group, then the Independent Committee shall submit the report, “We recommend that countermeasures not be implemented”.  (the “Non-implementation Recommendation”).  The Independent Committee may also submit neither an Implementation Recommendation nor a Non-implementation Recommendation and may give any other report that the Independent Committee determines appropriate.  The Board shall give the utmost respect to any of the above-mentioned report.
An Abusive Acquirer shall mean a Large-scale Purchaser that falls within any of the following:

a.
a person who implements a Large-scale Purchase, for the main purpose of selling the shares back to the Company or those related to the Company at a high price by boosting the share price of the Company.

b.	a person who implements a Large-scale Purchase, for the main purpose of the Large-scale Purchaser or its affiliates acquiring assets necessary for the Company to perform its business.

c.
a person who implements a Large-scale Purchase, for the main purpose of using the Company assets as security for, or the source of repayment of, the debts of the Large-scale Purchaser or its affiliates.

d.
a person who implements a Large-scale Purchase, for the main purpose of selling valuable assets, including real property and shares that are not directly used by the Company in its current business and then using the profits from those sales to issue a high priced dividend or using the high priced dividend to quickly increase the share price of the Company and then sell off its shares at a high price.

e.
a person who implements a Large-scale Purchase, under which there is a risk of a coercive two-tier purchase, (meaning implementing a Large-scale Purchase of Share Certificates, etc. based on a public tender offer where the second-tier purchase conditions are set less favorably than the first-tier purchase conditions) or any other purchase whereby the holder of NYK Share Certificates are, in practice, forced to sell their Share Certificates.

In addition, the following can be seen as examples of where there is a risk that the Large-scale Purchase will damage the corporate value and the common interests of the shareholders of the NYK Group.

a.	where the terms of the purchase are extremely insufficient or inappropriate when considering the intrinsic value of the Company

b.
where there is a possibility that the corporate policy and business plans, etc. of the purchaser would hinder the mid- or long-term development of the NYK Group as global logistics business group taking into consideration the NYK Group’s corporate philosophy as described in (1) Basic Policy; or where there is a risk of harming the relationships - which are the source of the corporate value of the NYK Group - with all the stakeholders including shareholders and investors of the NYK Group, and severely damaging the corporate value and the common interests of the shareholders of the NYK Group.

5)	Board Resolutions

a.
When the Board has determined that the Large-scale Purchaser falls under the category of the Procedurally Non-compliant Purchaser, it may, upon obtaining an Implementation Recommendation from the Independent Committee, adopt a resolution to implement countermeasures.

b.
When the Independent Committee makes an Implementation Recommendation following a determination that the Large-scale Purchaser is an Abusive Acquirer, the Board may, as a general rule, adopt a resolution to implement countermeasures without obtaining a resolution of the general meeting of shareholders.  In addition, even in that case, if, after taking into consideration such matters as the contents of the Large-scale Purchase and the circumstances necessary to determine whether or not to implement countermeasures, the Board finds it appropriate, then it may adopt such resolution after obtaining a resolution of the general meeting of shareholders.

c.
When the Independent Committee makes an Implementation Recommendation following a determination that the Large-scale Purchase poses a risk of harm to the corporate value or the common interests of the shareholders of the NYK Group, the Board may convene a general meeting of shareholders and upon obtaining a resolution of the general meeting of shareholders to approve the implementation of countermeasures, may adopt a resolution to implement countermeasures against the Large-scale Purchase.

d.
When the Board determines it necessary, it may adopt a resolution not to implement countermeasures against the Large-scale Purchaser.  When the Independent Committee makes a Non-implementation Recommendation, the Board shall give utmost respect to such recommendation.

e.
The Board, within 10 business days of its receipt of the Independent Committee’s report, shall adopt any one of the following; a resolution to implement countermeasures, a resolution not to implement countermeasures or a resolution to convene a general meeting of shareholders.

6)	General Meeting of Shareholders

Even when the Independent Committee has submitted an Implementation Recommendation because it has determined that the Large-scale Purchaser is an Abusive Acquirer, the Board may hold a general meeting of shareholders to confirm the intentions of the shareholders of the Company as to whether to implement countermeasures against the Large-scale Purchase.  In addition, a general meeting of shareholders shall be held when the Board of the Company has determined, after taking into consideration such matters as the contents of the Large-scale Purchase and the circumstances necessary to determine whether or not to implement the countermeasures, that it is appropriate to confirm the intentions of the shareholders.  Further, the Board, when the Independent Committee submitted an Implementation Recommendation because it has found that the Large-scale Purchase, poses a risk of damaging the corporate value or the common interests of shareholders of the NYK Group, shall hold a general meeting of shareholders to confirm the intensions of the shareholders as to whether or not to implement the countermeasures against the Large-scale Purchase.

7)	Countermeasures

The Board shall choose a countermeasure, as against the Large-scale Purchase, which the Board determines the most appropriate method as of that timing, taking into consideration the opinion of the Independent Committee, and is necessary and appropriate to secure, enhance and protect the corporate value and the common interests of the shareholders of the NYK Group, such as the Allotment of Stock Acquisition Rights (Without Consideration).

8)	Effectuation of Plan, Effective Period of Plan, and Abolition or Amendment of Plan

The effective period of the Plan is until the time of the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within three years following the conclusion of the 121st Ordinary Meeting of Shareholders; provided, however, that the Plan shall be abolished, even during the effective period of the Plan, at the time of the adoption at a general meeting of shareholders of a resolution for the abolition of the Plan and in other some cases.  Furthermore, the Board may, even during the effective period of the Plan, upon receiving approval of the Independent Committee and within the scope of the intentions given in the approval at the corresponding general meeting of shareholders, amend or change the Plan in the event of the occurrence of the enactment or amendment of laws and ordinances or issuance of important court judgments relevant to the Plan and when it is appropriate to reflect such enactment, amendment and/or judgments.

(4)	The Board Decision and the Reasons regarding the measures stated in (2)

As the primary purpose of any of the measures stated in (2) is to secure and enhance the corporate value and the common interests of the shareholders of the NYK Group, the Board of the Company believes that they are following the Basic Policy stated in (1) and do not damage the common interests of shareholders, and that they do not have as their purpose the maintenance of the position of the current executives.

(5)	The Board Decision and the Reasons regarding the measures stated in (3)

The Board of the Company believes that the measures stated in (3) (i.e. the Plan) are following Basic Policy stated in (1), and the Plan does not damage the common interests of shareholders, and that it does not have as its purpose the maintenance of the position of the current executives.  The reasons are stated below:

a.	This Plan has been adopted for the purpose of securing and enhancing the corporate value and the common interests of shareholders of the NYK Group.

b.
The Plan satisfies any of the principles set forth in the “Guidelines Concerning Takeover Defensive Measures for Securing and Ensuring Corporate Value and the Common Interests of Shareholders” announced by the Ministry of Economy, Trade and Industry and the Ministry of Justice on May 27, 2005.

c.	The Plan places importance on the will of the shareholders as it has been approved by the shareholders at the 121st Ordinary General Meeting of Shareholders.

d.
The Independent Committee has been established to deliberate and submit a recommendation or other report to the Board on whether or not it is appropriate to implement the countermeasures against the Large-scale Purchase.  The Board shall give the utmost respect to recommendations of the Independent Committee.

e.
The Company shall publicly announce the submission of the Letter of Intention or the Explanation of Purchase from the Large-scale Purchaser and, to the extent found appropriate, the contents of the Independent Committee’s report at an appropriate time, so that the transparency is ensured in execution of the Plan.

f.	Requirements for implementing the countermeasures are reasonable, clear and strict as stated in (3) 4) to 6).

g.
The Plan is neither a so-called “dead-hand”-type takeover defense measure (i.e., a takeover defensive measure the implementation of which cannot be prevented even if a majority of the constituent members of the Board is replaced) nor a “slow-hand”-type takeover defensive measure (i.e., a takeover defensive measure which requires the passage of time to prevent its implementation because it is not possible to replace all of the constituent members of the Board at one time).

Note:
 For details, please visit our English Internet website, click the “Investor Relations” tab on the front page, view the “Stock Info & Rating” page and refer to the “March 27, 2008 Introduction of Measures for Large-scale Purchases of NYK Share Certificates for the Purpose of Securing and Enhancing Corporate Value and the Common Interests of Shareholders (Takeover Defense Measures)” posted on “Tokyo Stock Exchange Filing in 2008” (http://www.nyk.com/english/ir/disclosure/20080327/20080327_2.pdf).

Consolidated Financial Statements

1.  Consolidated Balance Sheet (As of March 31, 2009)

(In millions of yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	490,588	Current liabilities	574,988
Cash and deposits	135,770	Notes and operating accounts payable-trade	145,087
Notes and operating accounts receivable-trade	172,458	Current portion of bonds	20,000
Short-term investment securities	779
Inventories	32,856	Short-term loans payable	239,163
Deferred and prepaid expenses	42,401
Deferred tax assets	5,130	Commercial paper	4,000
Other	104,208	Income taxes payable	12,399
Allowance for doubtful accounts	(3,015)	Deferred tax liabilities	367
Fixed assets	1,579,063	Advance received	36,953
Vessels, property, plant and equipment	1,167,656	Provision for bonuses	8,043
Vessels	688,860	Provision for directors’ bonuses	469
Buildings and structures	76,163	Provision for expenses related to antitrust law	8,518
Aircraft	5,222	Other	99,983
Machinery, equipment and vehicles	29,566	Noncurrent liabilities	915,045
		Bonds payable	191,197
Equipment	6,499	Long-term loans payable	613,640
Land	59,952	Deferred tax liabilities	10,504
Construction in progress	295,423	Provision for retirement benefits	16,060
Other	5,968
Intangible assets	36,482
Leasehold right	1,502	Provision for directors’ retirement benefits	2,571
Software	10,834	Provision for periodic dry docking of vessels	13,498
Goodwill	20,043
Other	4,102	Provision for expenses related to antitrust law	1,728
Investments and other assets	374,925
Investment securities	253,879	Other	65,844
Long-term loans receivable	13,520	Total Liabilities	1,490,033
Deferred tax assets	31,698	Net Assets
Other	79,438	Shareholders’ capital	610,444
Allowance for doubtful accounts	(3,612)	Common stock	88,531
		Capital surplus	97,189
Deferred assets	1,618	Retained earnings	426,217
		Treasury stock	(1,493)
		Valuation and translation adjustments	(66,323)
		Valuation difference on available-for-sale securities	10,935
		Deferred gains or losses on hedges	(37,889)
		Foreign currency translation adjustments	(39,369)
		Minority interests	37,116
		Total net assets	581,237
Total Assets	2,071,270	Total Liabilities and Net Assets	2,071,270

2.  Consolidated Statement of Income (From April 1, 2008 to March 31, 2009)

(In millions of yen)
Item		Amount
Revenues		2,429,972
Cost and expenses		2,054,595
Gross profit		375,377
Selling, general and administrative expenses		230,463
Operating income		144,914
Non-operating income
Interest income	4,574
Dividends income	6,758
Foreign exchange gains	358
Equity in earning of unconsolidated subsidiaries and affiliates	4,204
Other	5,343	21,240
Non-operating expenses
Interest expenses	22,366
Other	2,974	25,340
Recurring profit		140,814
Extraordinary income
Gain on sales of noncurrent assets	8,569
Gain on sales of investment securities	2,972
Gain on sales of subsidiaries and affiliates’ stocks	4,092
Other	5,455	21,090
Extraordinary losses
Loss on sales of noncurrent assets	3,075
Impairment loss	27,050
Software development costs	14,411
Provision for expenses related to antitrust law	10,246
Loss on cancellation of chartered vessels	8,872
Loss on valuation of investment securities	8,675
Other	11,913	84,244
Income before income taxes and minority interests		77,660
Income taxes-current	30,996
Income taxes-deferred	(11,968)	19,028
Minority interests in net income		2,480
Net income		56,151

3.  Consolidated Statement of Changes in Net Assets (From April 1, 2008 to March 31, 2009)

(In millions of yen)
	Shareholders’ capital					Valuation and translation adjustments
Item	Common stock	Capital surplus	Retained earnings	Treasury stock	Total share- holders’ capital	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjustments	Total valuation and translation adjust-ments	Minority interests	Total net assets
Balance as of March 31, 2008	88,531	97,212	401,044	(1,339)	585,449	85,668	(20,712)	(12,442)	52,513	41,074	679,036
Changes of items during the period
Dividends from surplus			(30,698)		(30,698)						(30,698)
Net income			56,151		56,151						56,151
Purchase of treasury stock				(300)	(300)						(300)
Disposal of treasury stock		(22)		146	123						123
Effect of changes in accounting policies applied to foreign subsidiaries			161		161						161
Adjustment due to change in the fiscal periods of consolidated subsidiaries			186		186						186
Change of scope of consolidation			(5)		(5)						(5)
Change of scope of equity method			482		482						482
Other			(1,104)		(1,104)						(1,104)
Net change of items other than shareholders’ capital						(74,732)	(17,177)	(26,926)	(118,836)	(3,958)	(122,794)
Total change of items during the period	-	(22)	25,172	(154)	24,995	(74,732)	(17,177)	(26,926)	(118,836)	(3,958)	(97,799)
Balance as of March 31, 2009	88,531	97,189	426,217	(1,493)	610,444	10,935	(37,889)	(39,369)	(66,323)	37,116	581,237

(For reference)
4.  Summary of Consolidated Statement of Cash Flow (From April 1, 2008 to March 31, 2009)

(In millions of yen)
Item	Amount
Net cash provided by (used in) operating activities	150,474
Net cash provided by (used in) investing activities	(170,253)
Net cash provided by financing activities	29,571
Effect of exchange rate change on cash and cash equivalents	(2,477)
Net increase (decrease) in cash and cash equivalents	7,314
Cash and cash equivalents at beginning of period	115,963
Increase (decrease) in cash and cash equivalents resulting from change of scope of consolidation	3,475
Increase (decrease) in beginning balance of cash and cash equivalents resulting from change in fiscal period of consolidated subsidiaries	13
Cash and cash equivalents at end of period	126,768
Note: This statement is not covered by the audit reports.

5.  Notes to Consolidated Financial Statements

(1)	Basis of presenting consolidated financial statements

1)	Scope of Consolidation

(i)	Number of Consolidated subsidiaries: 693
Name of principal consolidated subsidiaries
NYK GLOBAL BULK CORP., TOKYO SENPAKU KAISHA, LTD., NIPPON CARGO AIRLINES CO., LTD., HACHIUMA STEAMSHIP CO., LTD, NYK-HINODE LINE, LTD., NYK CRUISES CO., LTD., YUSEN AIR & SEA SERVICE CO., LTD., NYK TRADING CORP., UNI-X CORP., NYK GROUP AMERICAS INC., NYK GROUP EUROPE LTD., NYK GROUP SOUTH ASIA PTE. LTD., NYK GROUP OCEANIA PTY. LTD., ADAGIO MARITIMA S.A. and other 431 vessel owning companies
(ii)	Name of principal non-consolidated subsidiaries
There is no principal non-consolidated subsidiary to be noted.
(iii)	Reason for exclusion from the scope of consolidation
Total assets, total sum of revenues and total equity amount out of net income and total equity amount of retained earnings, etc. of non-consolidated subsidiary are all small compared to total assets, total sum of revenues, total equity amount out of net income and total equity amount of retained earnings of consolidated companies, and do not have a material effect on the consolidated statutory report as a whole, and this is why they are excluded from the scope of consolidation.
(iv)	Name of the company that is not a subsidiary of NYK despite NYK holds a majority of voting rights of the company in its own calculation: NYK ARMATEUR S.A.S.
(v)	Reason for not making the company a subsidiary
Though NYK holds a majority of voting rights of NYK ARMATEUR S.A.S. in its own calculation, NYK does not actually control the decision-making body of the company due to the agreement regarding decisions on significant finance and sales or business policies.  Therefore, we classify the company an affiliate accounted for by the equity method.

2)	Application of equity method

(i)	Number of affiliates accounted for by the equity method
non-consolidated subsidiaries: 21
affiliates: 57
Name of principal affiliates accounted for by the equity method:
KYOEI TANKER CO., LTD., SHINWA KAIUN KAISHA, LTD., TAIHEIYO KAIUN CO., LTD.
(ii)	Name of principal non-consolidated subsidiaries and affiliates that are not accounted for by the equity method
There is no principal non-consolidated subsidiary or affiliate to be noted.
(iii)	Reason for exclusion of the scope of application of the equity method
Net income and total equity amount of retained earnings, etc. of non-consolidated subsidiaries and affiliates that are not accounted for by the equity method are small compared to net income and total equity amount of retained earnings of consolidated companies and companies that are accounted for by the equity method, and impact on retained earnings, etc., is minor, and as a whole do not have a material effect on the consolidated statutory report, and this is why they are excluded from the scope of application of the equity method.

3)	Change of scope of consolidation and scope of application of the equity method

(i)	Consolidated subsidiaries
Number of newly consolidated companies: 33
These companies are included within the scope of consolidated subsidiaries from this fiscal year respectively due to new establishment in this fiscal year and increase of significance, etc.  The names of the companies are as follows:
KINYU SHIP MANAGEMENT CO., LTD.

ACX PEARL CORPORATION
AGASSI SHIPHOLDING S.A.
AMADEUS SHIPHOLDING S.A.
BLANCMANGE SHIPHOLDING S.A.
BLASTOISE MARITIMA S.A.
BOOPS MARITIMA SA.
BRAHMS SHIPHOLDING S.A.
CHAMOMILE SHIPPING PTE. LTD.
EKANS MARITIMA S.A.
FEAROW MARITIMA S.A.
GRAF SHIPHOLDING S.A.
MARJORAM SHIPHOLDING S.A.
MOET SHIPHOLDING S.A.
NEROLI SHIPHOLDING S.A.
NYK LNG TRANSPORT UK 3 LTD.
NYK ORPHEUS CORPORATION
NYK TERMINALS NETHERLANDS B.V.
NYK TERRA CORPORATION
NYK THEMIS CORPORATION
NYK THESEUS CORPORATION
NYK TRITON CORPORATION
PENNE SHIPHOLDING S.A.
RAJA MARITIMA S.A.
SALMO MARITIMA S.A.
SOUFFLE SHIPHOLDING S.A.
SPEAROW MARITIMA S.A.
SQUIRTLE MARITIMA S.A.
Other 5 companies

Number of companies change from unconsolidated subsidiaries application of the equity method: 10
The names of the companies are as follows:
NYKCOOL AB
Other 9 companies

Number of companies change to application of equity method: 3
The names of the companies are as follows:
AMSTERDAM PORT HOLDINGS B.V.
Other 2 companies

Number of companies excluded from consolidation: 34
The names of the companies are as follows:
SANYO NAVTEC CO., LTD.,
DAITOH MARINE ENGINEERING CO., LTD
TOYO REEFER CO., LTD
YUSEN AIR LOGISTICS (HAMAMATSU) CO., LTD
UNITED MARITIME CO., LTD.
ALBIREX MARITIMA S.A.
AVISPA MARITIMA S.A.
BELLMARE MARITIMA S.A.
BENZAITEN MARITIMA SA.
BRYANT MARITIMA S.A.
CORNA SHIPHOLDING S.A.
DIGNITY SHIPHOLDING S.A.
DOUGLAS SHIPHOLDING S.A.

GRAMPUS MARITIMA S.A.
HARDAWAY MARITIMA S.A
HOTEI MARITIMA S.A.
LARY MARITIMA S.A.
MERINA MARITIMA S.A.
NEW WAVE LOGISTICS (USA) INC.
OLEA SHIPHOLDING S.A.
PALMA SHIPHOLDING S.A.
PINA SHIPHOLDING S.A.
RUTA SHIPHOLDING S.A.
SALICA SHIPHOLDING S.A.
SILVER SHIPHOLDING S.A.
SOLANA SHIPHOLDING S.A.
SUNSHIP TANKERS INC.
TRINITA SHIPPING S.A.
UNIVERSE SHIPHOLDING S.A.
VERDY MARITIMA S.A.
VISSEL MARITIMA S.A.
VITA SHIPHOLDING S.A.
Other 2 companies

(ii)	Affiliated companies accounted for by the equity method. Number of companies newly included as companies accounted for by equity method: 12
The names of the companies are as follows:
AMSTERDAM PORT INVESTMENTS B.V.
ICO BLG AUTOMOBILE LOGISTICS ITALIA S.P.A.
J5 NAKILAT NO.1 LTD.
J5 NAKILAT NO.2 LTD.
J5 NAKILAT NO.3 LTD.
J5 NAKILAT NO.4 LTD.
J5 NAKILAT NO.5 LTD.
J5 NAKILAT NO.6 LTD.
J5 NAKILAT NO.7 LTD.
J5 NAKILAT NO.8 LTD.
NYKCOS CAR CARRIER CO., LTD.
YUSHIP CO., LTD.

Number of companies reclassified from consolidate subsidiary: 3
The names of the companies are as follows:
AMSTERDAM PORT HOLDINGS B.V.
Other 2 companies

Number of companies reclassified as consolidate subsidiary: 10
The names of the companies are as follows:
NYKCOOL AB
Other 9 companies

Number of companies excluded from equity method: 1
The name of the company is as follows:
The following company is excluded from the scope of application of the equity method from this fiscal year due to liquidation.
NYK STAR REEFERS LTD.

4)	Closing date for consolidated subsidiaries

For the consolidated subsidiaries whose closing dates of account were different from that of the consolidated statements, financial statements as of the closing date of account of respective companies were used for the purpose of consolidation. Necessary consolidation adjustments have been made to account for significant events, if any, that took place between the two dates. There were 59 consolidated subsidiaries whose closing dates of account fell on December 31 and one consolidated subsidiary whose closing date of account was February 28. For one of the consolidated subsidiaries whose closing dates of account fell on December 31, pro forma financial statements as of the closing date of the consolidated statements were used for the purpose of consolidation.

5)	Accounting policies

(i)	Standards and methods of valuation of significant assets
Securities
Bonds held to maturity	Amortized cost method (primarily straight-line method)
Available-for-sale securities
Securities with market value
Primarily, market value method based on the average market price during the month before the closing date, etc. (Differences in valuation are included directly in net assets and costs of securities sold are calculated primarily using the moving-average method)

Securities without market value	Primarily, stated at cost using the moving-average method
Derivatives	Market value method
Inventories	Primarily, stated at cost using the moving-average method (reducing book value in accordance with declines in profitability)
(ii)	Depreciation methods for significant depreciable assets
Vessel, property, plant and equipment (except for lease assets)
Primarily, the straight-line method pursuant to the provisions of the Corporation Tax Law.
Intangible assets (except for lease assets)
(Software)	Primarily, straight-line method based on useful life of five years in-house.
(Other intangible fixed assets)	Primarily, the straight-line method pursuant to the provisions of the Corporation Tax Law.
Lease assets
(Lease assets arising from ownership-transfer finance leases)
Identical to depreciation method applied to self-owned noncurrent assets
(Lease assets arising from non-ownership-transfer finance leases)
Straight-line method that assumes a useful life is equal to the lease period and an estimated residual value is zero
The conventional accounting treatment will still apply to non-ownership-transfer finance leases that commenced before starting day to apply revised accounting standard for lease transactions.
(iii)	Disposition method of significant deferred assets
Bond issue expenses	Amortized equally each month over the period of redemption of the bond
(iv)	Standards of accounting for significant allowances and reserves
Allowance for doubtful accounts	Estimated uncollectible amounts are calculated using historical data for trade receivables and individually considering the probability of collection for doubtful receivables.
Provision for bonuses	Provided for bonus payments to employees based on estimated amounts of future payments attributed to the fiscal year

Provision for director’s bonuses	Provided for bonus payments to directors based on estimated amounts of future payments attributed to the fiscal year

Provision for retirement benefits
Provision for retirement benefits is calculated based on the estimates of retirement benefit obligations and pension assets as of the end of the fiscal year.
Prior service cost is amortized primarily by the straight-line method over a certain period (8 years) which is not more than the average remaining service period of employees. Unrecognized actuarial differences are amortized in the year following the year in which the gain or loss is recognized primarily by the straight-line method over a certain period (8 years) which is not more than the average remaining service period of employees.

Provision for directors’ retirement benefits	Provision for directors’ retirement benefits at the end of fiscal term are calculated based on internal rules as for 56 consolidated subsidiaries.

Provision for periodic dry docking of vessels	Provision for periodic dry docking of vessels is calculated based on future estimated amount for periodic dry docking of vessels.

Provision for expenses related to antitrust law
1) The US and European authorities are investigating major airlines worldwide in relation to suspicions of a price-fixing cartel in cargo transport. NIPPON CARGO AIRLINES CO., LTD. (“NCA”), a consolidated subsidiary of the Company, has been under investigation by US authorities since February 2006 and by the European Commission (“EC”) since December 2006 and has given its full cooperation. In Europe, NCA received an official statement of objections from the EC in December 2007. With regard to the investigation carried out by the U.S. Department of Justice (“DOJ”), NCA agreed with the DOJ in April 2009 to pay a fine and recorded a provision equivalent to the fine’s value. With regard to the European Commission’s investigation, NCA recorded provisions based on the estimated value of potential future losses.
2) Major international air cargo transportation companies in Japan, including NYK’s consolidated subsidiary YUSEN AIR & SEA SERVICE CO., LTD. (“YAS”) received a cease and desist order and an order for payment of administrative surcharge from the Japan Fair Trade Commission (“JFTC”) on March 18, 2009, for alleged violations of Article 3 of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (prohibition of unreasonable restraints on trade) related to international air cargo transportation. YAS had since studied, examined, and carefully investigated said orders and, as a result, believes that certain aspects of the orders are unacceptable. At a special meeting on April 17, 2009, YAS’s Board of Directors decided to petition the JFTC to commence administrative hearing procedures. However, for the fiscal year ended March 31, 2009, YAS recorded provisions in the amount of the administrative surcharge based on the order from the JFTC.

(v)	Significant hedge accounting
For the derivative financial instruments used to offset the risks of assets and liabilities due to fluctuations in interest rates, foreign currency exchange rates and cash flow, the Company applies hedge accounting. In addition, hedge accounting is also applied to derivative financial instruments used to mitigate the risks of price fluctuations in fuel procurement, etc. For the hedge accounting, the Company adopts a Deferred Hedge Method that requires the Company to mark the derivative financial instruments, effective as hedges, to market, and to defer the valuation loss/gain. For the currency swap contracts and forward foreign exchange contracts that meet the required conditions of the accounting standard, the Company translates hedged foreign currency assets and liabilities at the rate stipulated in respective contracts. For the interest rate swap contracts 22 and interest rate cap contracts that meet specified conditions of the accounting standard, the related interest differentials paid or received under the contracts are included in the interest income/expenses of the hedged financial assets and liabilities. Interest rate swaps are used to hedge the loans payable and bonds payable against possible changes in interest rates, while currency swap, forward exchange contracts and foreign currency denominated assets/liabilities are used to hedge monetary assets and liabilities and other foreign currency denominated transactions against possible changes in exchange rates. Swap transactions are used to hedge fuel oil against possible fluctuations in price. Semi-annually, the Company evaluates effectiveness of hedging transactions by comparing accumulated changes in market price and cash flows of hedging transactions with those of the hedged transactions, provided that interest rate swap and interest rate cap transactions that are subject to special accounting treatment as noted above are excluded from the evaluation.
(vi)	Consumption taxes are accounted for by the tax exclusion method.

6)	Valuation of assets and liabilities of consolidated subsidiaries

Valuation of assets and liabilities of consolidated subsidiaries is determined based on the full-assessment market value method.

7)	Amortization of goodwill

Goodwill is amortized equally each year over 5 to 20 years.

(2)	Changes in accounting policy

1)
Effective from this fiscal year, the Company has adopted the “Accounting Standard for Measurement of Inventories” (The Accounting Standards Board of Japan (“ASBJ”) Statement No. 9, July 5, 2006). The effect of this change is minimal.

2)
Effective from this fiscal year, the Company has adopted the “Accounting Standard for Lease Transactions” (ASBJ Statement No. 13; June 17, 1993; latest revision March 30, 2007) and the “Guidance on Accounting Standard for Lease Transactions” (ASBJ Statement Guidance No. 16; January 18, 1994; latest revision March 30, 2007). Non-ownership-transfer finance leases will no longer be subject to accounting treatment for operating leases and will instead be treated as ordinary sales transactions, and capitalized as lease assets. The conventional accounting treatment will still apply to non-ownership-transfer finance leases that commenced before the current fiscal year began on April 1, 2008. The effect of this change is minimal.

3)
Effective from this fiscal year, “Practical Solution on Unification of Accounting Policies Applied to Foreign Subsidiaries for Consolidated Financial Statements” (ASBJ Practical Issues Task Force No. 18, May 17, 2006) has been applied, and accordingly made any necessary modifications to its consolidated financial statements. The effect of this change is minimal.

(3)	Notes to Consolidated Balance Sheet

1)	Breakdown of inventories

Merchandise and finished goods	4,006 million yen
Raw materials and supplies	28,135 million yen
Work in process	714 million yen

2)	Assets pledged as collateral and obligations relating to collateral

(i)	Assets pledged as collateral
Cash and deposits	172 million yen
Marketable securities	40 million yen
Other current assets	1,146 million yen
Vessels	51,098 million yen
Buildings and structures	4,965 million yen
Aircraft	1,897 million yen
Machinery, equipment and vehicles	369 million yen
Furniture and fixtures	186 million yen
Land	5,375 million yen
Other tangible fixed assets	23 million yen
Software	7 million yen
Investment securities	7,094 million yen
Other investments, etc	2,219 million yen
Total	74,596 million yen

(ii)	Obligations relating to collateral
Notes and accounts payable-trade	41 million yen
Short-term bank loans and current portion of long-term debt payable	12,195 million yen
Other current liabilities	98 million yen
Long-term bank loans	21,433 million yen
Other long-term liabilities	100 million yen
Total	33,868 million yen

3) Accumulated depreciation of tangible fixed assets	834,084 million yen

4)	Contingent liability

(i)	Notes receivable discounted and endorsed	7 million yen
(ii)	Guarantee obligations	104,755 million yen
(iii)	Amount of joint obligations borne by the other joint obligors	11,701 million yen
(iv)
Operating lease agreements that the consolidated subsidiaries listed below concluded on their vessels, incorporate a residual value guarantee clause. The maximum amount of potential future payment under the guarantee obligation and the payment month for the respective subsidiaries are shown below. These guarantees may be paid if the subsidiaries choose to return the leased property rather than exercise an option to buy it.

Consolidated subsidiaries	Maximum payment amount	Payment month for the residual value
NYK ORION CORPORATION	2,549 million yen	March 2018
NYK TERRA CORPORATION	3,375 million yen	July 2018
RAJA MARITIMA S.A.	811 million yen	September 2018
NYK THESEUS CORPORATION	2,089 million yen	November 2018
NYK TRITON CORPORATION	2,125 million yen	December 2018
MOET SHIPHOLDING S.A.	5,041 million yen	March 2014

(v)
Some operating lease agreements that NIPPON CARGO AIRLINES CO., LTD., a consolidated subsidiary of NYK, concluded on its aircraft incorporate a residual value guarantee clause. The maximum amount of potential future payment under the guarantee obligation is 17,100 million yen. The company may pay the guarantee if it chooses to return the leased properties at the end of the lease term. The operating lease agreement will expire by December 2013.

(vi)
The US and European authorities are investigating major airlines worldwide in relation to suspicions of a price-fixing cartel in cargo transport, and NIPPON CARGO AIRLINES CO., LTD. (“NCA”), a consolidated subsidiary of the Company, has been under investigation by US, European, and Korean authorities. In this connection, NCA has been brought an action for damages (class action lawsuit) without specifying charges.

With regard to the investigation of US and European authorities, NCA recorded provisions from this fiscal year. With regard to other investigation and the litigation outcome, there is a possibility of exerting an impact on NCA’s operating results, but it is difficult to predict these results reasonably since the investigation is currently in progress.

(4)	Notes to Consolidated Statement of Income

1)	Impairment loss

NYK and its consolidated subsidiaries in principle use a grouping by business segment which is a classification of management accounting and investment decision-making for business assets, and a grouping by case for lease properties, assets to be disposed of, and idle assets.
In this fiscal year, regarding the asset group with lower profitability due to the sale value less than the carrying value of assets to be disposed of, falling land prices of lease properties and idle assets, and decreased earnings with respect to business assets, the carrying value is reduced to the recoverable value and the reduced amount is posted as impairment loss (27,050 million yen) in extraordinary losses.
The breakdown of impairment loss is as follows.

Location	Use	Category	Impairment loss (millions of yen)
Narita and Chiba, etc.	Cargo transport, idle assets	Buildings, aircraft, machinery and equipment, goodwill, etc.	25,745
Other	Cargo shipping (primary use), assets to be disposed of	Vessels and buildings, etc.	1,304
Total			27,050

[Detail of impairment loss by location]

Narita, Chiba, etc.	25,745 million yen
(Buildings 2,396 million yen, aircraft 7,835 million yen, machinery and equipment2,833 million yen, goodwill 6,889 million yen, others 5,791 million yen)
Other areas	1,304 million yen
(Vessels 831 million yen, buildings 230 million yen, others 242 million yen)

NYK uses net sales price or utility value, whichever is higher, as asset groups’ recoverable amount. Net sales price are calculated based on real estate appraisers’ assessments, and utility values are calculated with future cash flows discounted at a discount rate of 3.1%.

2)	Software development costs

NYK completed the worldwide implementation of “OSCAR”, its IT system for the Liner trade business, with its introduction in North America liner services in November 2008. In accord with this, NYK reviewed the system’s cost-reduction effects and determined that it had not produced the initially expected cost-reduction effects. Accordingly, the software development costs were recorded as a loss.

(5)	Notes to Consolidated Statement of Changes in Net Assets

1)	Class and number of issued and outstanding shares at term-end

Common stock                                   1,230,188,073 shares

2)	Matters concerning dividends

(i)	Amount of dividend payment
Resolution	Class of stock	Total dividend (millions of yen)	Dividend per share (yen)	Base date	Effective date
Ordinary General Meeting of Shareholders June 24, 2008	Common stock	14,736	12	March 31, 2008	June 25, 2008
Board of Directors’ Meeting October 27, 2008	Common stock	15,962	13	September 30, 2008	November 25, 2008
Total		30,698

(ii)	Dividend for which base date is in the current consolidated fiscal year but effective date for dividend is in the following fiscal term
As a proposal at the Ordinary General Meeting of Shareholders to be held on June 23, 2009, matters regarding dividends of common stock are submitted as follows:
Total dividend	2,455 million yen
Dividend per share	2 yen
Base date	March 31, 2009
Effective date	June 24, 2009
Resource for dividends are planned to be retained earnings.

(6)	Note on per-share information

1)	Net assets per share	443.16 yen
2)	Net income per share	45.73 yen

(7)	Other Notes

1)	Notes to Securities

Available-for-sale securities with readily determinable market values are important to the management of the Group’s business. Their values on the balance sheets and other statements as of March 31, 2009, differ materially versus the end of the previous fiscal year (March 31, 2008).

(In millions of yen)
	Current fiscal year (as of March 31, 2009)
Segment	Acquisition cost	Consolidated balance sheet amount on closing date	Balance
Items that consolidated balance sheet amount exceed acquisition cost
Stock	67,204	102,093	34,888
Accounts receivable
Government bonds, local bonds, etc.	57	58	0
Corporate bond	–	–	–
Other	–	–	–
Other	–	–	–
Subtotal	67,262	102,151	34,889
Items that consolidated balance sheet amount exceed acquisition cost
Stock	60,134	43,475	(16,659)
Accounts receivable
Government bonds, local bonds, etc	–	–	–
Corporate bond	–	–	–
Other	–	–	–
Other	118	81	(37)
Subtotal	60,253	43,556	(16,697)
Total	127,516	145,708	18,192

2)	Amounts are rounded down to the nearest million yen

(8)	Notes on significant subsequent events
Not applicable

Non-Consolidated Financial Statements
1.  Non-Consolidated Balance Sheet (As of March 31, 2009)

(In millions of yen)
Item	Amount	Item	Amount
Assets		Liabilities
Current assets	331,451	Current liabilities	191,024
Cash and deposits	12,487	Accounts payable-trade	52,027
Accounts receivable-trade	59,256	Current portion of corporate bonds	20,000
Short-term loans receivable	159,712	Short-term bank loans	27,939
Inventories	16,574	Commercial paper	4,000
Deferred or prepaid expenses	31,940	Lease obligations	4
Receivable from agencies	7,821	Account payable	5,241
Deferred tax assets	744	Income taxes payable	37
Income taxes receivable	27,396	Advance received	16,175
Other current assets	19,130	Deposits received	52,998
Allowance for doubtful accounts	(3,613)	Payable to agencies	1,902
Fixed assets	805,523	Provision for bonuses	2,523
Tangible fixed assets	156,568	Provision for director’s bonuses	127
Vessels	69,882	Other current liabilities	8,045
Buildings	23,642	Long-term liabilities	538,513
Structures	756	Corporate bonds	191,197
Machinery and equipment	836	Long-term debts	330,795
Vehicles	43	Lease obligations	52
Equipment and fixtures	1,180	Provision for periodic dry docking of vessels	2,135
Land	27,606
Construction in progress	32,620	Other long-term liabilities	14,331
Intangible fixed assets	7,580	Total Liabilities	729,537
Leaseholds	511	Net Assets
Software	6,960	Shareholders’ equity	398,571
Other intangible fixed assets	108	Common stock	88,531
Investments and other assets	641,374	Capital surplus	95,960
Investment securities	151,873	Capital reserve	93,198
Stocks and equity in subsidiaries and affiliates	233,601	Other capital surplus	2,762
		Retained earnings	215,565
Long-term loans receivable	210,904	Earned surplus reserve	13,146
Deferred tax assets	9,128	Other retained earnings	202,418
Other investments, etc.	45,605	Dividends reserve	50
Allowance for doubtful accounts	(9,738)	Special depreciation reserve	221
Deferred assets	1,551
Bond issue expenses	1,551	Reserve for overseas investment loss	0

		Reserve for advanced depreciation	5,223

		Other reserves	118,324
		Retained earnings carried forward	78,599
		Treasury stock	(1,485)
		Valuation and translation adjustments	10,417
		Net unrealized holding gain on available-for-sale securities	10,081
		Deferred gains/losses on hedge	336
		Total net assets	408,989
Total Assets	1,138,526	Total Liabilities and Net Assets	1,138,526

2.  Non-Consolidated Statement of Income (From April 1, 2008 to March 31, 2009)

(In millions of yen)
Item		Amount
Revenue from shipping operation	1,232,104
Shipping operation expenses	1,125,360
Shipping operation income		106,744
Revenue from other business	8,316
Other operating expenses	5,719
Other business income		2,597
Gross operating income		109,341
General administrative expenses		53,085
Operating income		56,256
Non-operating income
Interest and dividends income	62,554
Other non-operating income	4,169	66,724
Non-operating expenses
Interest expenses	8,384
Other non-operating expenses	1,405	9,790
Recurring profit		113,190
Extraordinary gains
Gain on sales of fixed assets	358
Gain on sales of investment securities	2,178
Reversal of allowance for doubtful accounts	1,879
Gain on liquidation of subsidiaries and affiliates	7,165
Gain on sales of subsidiaries and affiliates’ stocks	3,309
Other extraordinary gains	1,988	16,880
Extraordinary losses
Loss on disposal of fixed assets	972
Loss on devaluation of stocks of subsidiaries and affiliates	80,109
Loss on devaluation of investment securities	7,906
Software development costs	14,411
Charter cancellation charges	7,374
Other extraordinary losses	4,087	114,863
Income before income taxes		15,207
Income taxes-current	(366)
Income taxes-deferred	(502)	(869)
Net income		16,076

3.  Non-Consolidated Statement of Changes in Net Assets (From April 1, 2008 to March 31, 2009)

(In millions of yen)
	Shareholders’ equity
		Capital surplus		Retained earnings
					Other retained earnings
Item	Common stock	Capital reserve	Other capital surplus	Earned surplus reserve	Dividends reserve	Special depreciation reserve	Reserve for overseas investment loss	Reserve for advanced depreciation
Balance as of March 31, 2008	88,531	93,198	2,784	13,146	50	314	0	6,982
Changes during fiscal year
Dividends from retained earnings
Reversal of special depreciation reserve						(93)
Reversal of reserve for overseas investment loss							(0)
Reversal of reserve for advanced depreciation								(3,246)
Provision of reserve for advanced depreciation								1,486
Provision of other reserves
Net income
Acquisition of treasury stock
Disposition of treasury stock			(22)
Net changes other than shareholders’ equity during fiscal year
Total change during fiscal year	-	-	(22)	-	-	(93)	(0)	(1,759)
Balance as of March 31,2009	88,531	93,198	2,762	13,146	50	221	0	5,223

	(In millions of yen)
	Shareholders’equity				Valuation and translation adjustments		Total net assets
	Retained earnings		Treasury stock	Total shareholders’ equity	Net unrealized holding gain on available-for-sale securities	Deferred gains/losses on hedge
Item	Other retained earnings
	Other reserves	Retained earning carried forward
Balance as of March 31, 2008	108,324	101,368	(1,330)	413,371	79,644	4,138	497,154
Changes during fiscal year
Dividends from retained earnings		(30,698)		(30,698)			(30,698)
Reversal of special depreciation reserve		93		-			-
Reversal of reserve for overseas investment loss		0		-			-
Reversal of reserve for advanced depreciation		3,246		-			-
Provision of reserve for advanced depreciation		(1,486)		-			-
Provision of other reserves	10,000	(10,000)		-			-
Net income		16,076		16,076			16,076
Acquisition of treasury stock			(300)	(300)			(300)
Disposition of treasury stock			146	123			123
Net changes other than shareholders’ equity during fiscal year					(69,563)	(3,802)	(73,365)
Total change during fiscal year	10,000	(22,769)	(154)	(14,799)	(69,563)	(3,802)	(88,165)
Balance as of March 31, 2009	118,324	78,599	(1,485)	398,571	10,081	336	408,989

4.  Notes to Non-Consolidated Financial Statements

(1)	Notes on matters relating to significant accounting policies

1)	Standards and methods of valuation of securities

Stock of subsidiaries and affiliates	stated at cost using the moving-average method
Available-for-sale securities
Securities with market value
Market value method based on the average market price during the month before the closing date, etc. (Differences in valuation are included directly in net assets and costs of securities sold are calculated using the moving-average method)

Securities without market value	stated at cost using the moving-average method

2)	Standards of valuation of derivative transaction

Market value method

3)	Standards and methods of valuation of inventories

Bunker oil	stated at cost using the moving-average method (method of devaluating book values corresponding to decreased profitability)
Articles for ships and other	stated at cost using the first-in, first-out method (method of devaluating book values corresponding to decreased profitability)

4)	Depreciation methods fixed assets

Tangible fixed assets (except for lease assets)
Vessels and building	Straight-line method pursuant to the provisions of the Corporation Tax Law
Other tangible fixed assets	Declining-balance method pursuant to the provisions of the Corporation Tax Law
Intangible fixed assets (except for lease assets)
Software	Straight-line method based on useful life in-house (5 years)
Other intangible fixed assets	Straight-line method pursuant to the provisions of the Corporation Tax Law
Lease assets
(Lease assets arising from ownership-transfer finance leases)
Identical to depreciation method applied to self-owned noncurrent assets
(Lease assets arising from non-ownership-transfer finance leases)
Straight-line method that assumes a useful life is equal to the lease period and an estimated residual value is zero
The conventional accounting treatment will still apply to non-ownership-transfer finance leases that commenced before starting day to apply revised accounting standard for lease transactions.

5)	Disposition method of deferred assets

Bond issue expenses	Amortized equally each month over the period of redemption of bond

6)	Standards of accounting for allowances and reserves

Allowance for doubtful accounts	Estimated uncollectible amounts are calculated using historical data for trade receivables and individually considering the probability of collection for doubtful receivables.

Provision for bonuses	Provided for bonus payments to employees based on the estimated amounts of future payments attributed to the fiscal year
Provision for director’s bonuses	Provided for bonus payments to directors based on the estimated amounts of future payments attributed to the fiscal year
Provision for retirement benefits	Reserve for employees’ retirement benefits is calculated based on estimates of retirement benefit obligations and pension assets as of the end of the fiscal term.
Prior service cost is amortized primarily by the straight-line method over a certain period (8 years) which is not more than the average remaining service period of employees. Unrecognized actuarial differences are amortized in the year following the year in which the gain or loss is recognized primarily by the straight-line method over a certain period (8 years) which is not more than the average remaining service period of employees.
Provision for periodic dry docking of vessels
Reserve for periodic dry docking of vessels is calculated based on future estimated amount for periodic dry docking of vessels.

7)	Standards of accounting for income and expenses

Container ships
For freight rate and transportation costs, the Company has adopted the intermodal transportation percentage of completion basis, which is posted in accordance with the elapse of the transportation period of the individual cargo.

Other than container ships
For freight rates, transportation costs, vessel cost relating to vessels in operation and vessel lease fees, along with lending vessel fees corresponding to these, the Company has adopted the voyage completion method, which considers from place of departure to the place of return as one unit.

8)	Hedge accounting

For the derivative financial instruments used to offset the risks of assets and liabilities due to fluctuations in interest rates, foreign currency exchange rates and cash flow, the Company applies hedge accounting. In addition, hedge accounting is also applied to derivative financial instruments used to mitigate the risks of price fluctuations in fuel procurement, etc. For the hedge accounting, the Company adopts a Deferred Hedge Method that requires the Company to mark the derivative financial instruments, effective as hedges, to market, and to defer the valuation loss/gain. For the currency swap contracts and forward foreign exchange contracts that meet the required conditions of the accounting standard, the Company translates hedged foreign currency assets and liabilities at the rate stipulated in respective contracts. For the interest rate swap contracts that meet specified conditions of the accounting standard, the related interest differentials paid or received under the contracts are included in the interest income/expenses of the hedged financial assets and liabilities. Interest rate swaps are used to hedge the loans payable and bonds payable against possible changes in interest rates, while currency swap, forward exchange contracts and foreign currency denominated assets/liabilities are used to hedge monetary assets and liabilities, investment in foreign subsidiaries and other foreign currency denominated transactions against possible changes in exchange rates. Swap transactions are used to hedge fuel oil against possible fluctuations in price. Semi-annually, the Company evaluates effectiveness of hedging transactions by comparing accumulated changes in market price and cash flows of hedging transactions with those of the hedged transactions, provided that interest rate swap transactions that are subject to special accounting treatment as noted above are excluded from the evaluation.

9)	Consumption taxes are accounted for by the tax exclusion method.

(2)	Changes in accounting policy

1)
Effective from this fiscal year, the Company has adopted the “Accounting Standard for Measurement of Inventories” (The Accounting Standards Board of Japan (“ASBJ”) Statement No. 9, July 5, 2006). The effect of this change is none.

2)
Effective from this fiscal year, the Company has adopted the “Accounting Standard for Lease Transactions” (ASBJ Statement No. 13; June 17, 1993; latest revision March 30, 2007) and the “Guidance on Accounting Standard for Lease Transactions” (ASBJ Statement Guidance No. 16; January 18, 1994; latest revision March 30, 2007). Non-ownership-transfer finance leases will no longer be subject to accounting treatment for operating leases and will instead be treated as ordinary sales transactions, and capitalized as lease assets. The conventional accounting treatment will still apply to non-ownership-transfer finance leases that commenced before the current fiscal year began on April 1, 2008. The effect of these changes is none.

(3)	Notes to Non-Consolidated Balance Sheet

1)	Assets pledged as collateral and obligations relating to collateral

(i) Assets pledged as collateral
	Cash and deposits	100 million yen
	Vessels	37,458 million yen
	Investment securities	1,054 million yen
	Stocks and equity in subsidiaries and affiliates	13,090 million yen
	Total	51,704 million yen
(ii) Obligations relating to collateral
	Short-term borrowings	3,583 million yen
	Long-term borrowings	5,826 million yen
	Total	9,410 million yen

2)	Accumulated depreciation of tangible fixed assets	344,398 million yen

3)	Contingent liability

	Guarantee obligations	1,291,302 million yen
	Amount of joint obligations borne by the other joint obligors	13,612 million yen

4)	Claims and liabilities toward subsidiaries and affiliates (except for as presented in item categories)

	Short-term monetary claims	169,625 million yen
	Long-term monetary claims	216,556 million yen
	Short-term monetary liabilities	57,950 million yen
	Long-term monetary liabilities	371 million yen

(4)	Notes to Non-consolidated Statement of Income

1)	Transactions with subsidiaries and affiliates

Operating transactions
Revenues (revenue from shipping operation, revenue from other business)	33,825 million yen
Expenses (shipping operation expenses, other operating expenses, general administrative expenses)	239,812 million yen
Transactions other than operating transactions	78,653 million yen

2)	Software development costs

NYK completed the worldwide implementation of “OSCAR”, its IT system for the Liner trade business, with its introduction in North America liner services in November 2008. In accord with this, NYK reviewed the system’s cost-reduction effects and determined that it had not produced the initially expected cost-reduction effects. Accordingly, the software development costs were recorded as a loss.

(5)	Notes to Non-Consolidated Statement of Changes in Net Assets

Class and number of treasury stock at term-end
Common stock	2,336,590 shares

(6)	Notes on tax effect accounting

Major causes of deferred tax assets are operating loss carryforwards for tax purposes, loss on devaluation of fixed assets and the amount that exceeds the deductible amount for allowance for doubtful accounts etc., and major causes for deferred tax liabilities are net unrealized holding gain on available-for-sale securities.

(7)	Notes on fixed asset leasing

Other than the fixed assets posted in the non-consolidated balance sheet, the Company owns 208 thousand units of containers as major fixed assets used under finance leases other than those that transfer the ownership of the leased property to the lessee at the conclusion of the lease.

(8)	Notes concerning transactions with related parties

1)	Subsidiaries and affiliates, etc.

Category	Company	Ratio of holding of voting rights, etc. (or ratio of voting rights held) (%)	Detail of relationship	Contents of transaction	Transaction amount (millions of yen)	Account item	Term-end balance (millions of yen)
Subsidiary	NYK GLOBAL BULK CORP.	Holding Directly 100.0	Capital support Concurrent service as executives	Interest payment Acceptance of dividends	246 25,685	Deposits received –	23,247 –
Subsidiary	NIPPON CARGO AIRLINES CO., LTD	Holding Directly 83.87 Indirectly 0.20	Capital support Concurrent service as executives Debt guarantee, etc.	Lending of funds (Note 1) Acceptance of interest Debt guarantee, etc. (Note 2)	17,364 538 121,965	Short-term loans receivable Other current assets –	71,386 16 –
Subsidiary	NYK FTC (SINGAPORE) PTE. LTD.	Holding Directly 100.0	Capital support Debt Guarantee, etc.	Lending of funds (Note 1) Acceptance of interest Debt guarantee, etc. (Note 2)	29,435 32 136,385	Short-term loans receivable Other current assets –	30,758 13 –

Category	Company	Ratio of holding of voting rights, etc. (or ratio of voting rights held) (%)	Detail of relationship	Contents of transaction	Transaction amount (millions of yen)	Account item	Term-end balance (millions of yen)
Subsidiary	NYK BULKSHIP (ATLANTIC) N.V.	Holding Indirectly 100.0	Capital support	Lending of funds (Note 1) Acceptance of interest	11,888 6	Short-term loans receivable Long-term loans receivable Other current assets	2,065 9,823 8
Subsidiary	LNG VANGUARD 1 LTD.	Holding Directly 100.0	Capital support	Acceptance of interest	289	Short-term loans receivable Long-term loans receivable Other current assets	1,300 12,869 49
Subsidiary	NYK-HINODE LINE, LTD.	Holding Directly 100.0	Concurrent service as executives	Acceptance of dividends	7,803	–	–
Subsidiary	SAGA SHIPHOLDING (NORWAY) AS	Holding Indirectly 100.0	Debt guarantee, etc.	Debt guarantee, etc. (Note 2)	24,174	–	–
Subsidiary	CRYSTAL SHIP THREE (BAHAMAS) LTD.	Holding Directly 100.0	Debt guarantee, etc.	Debt guarantee, etc. (Note 2)	24,140	–	–
Subsidiary	NYK LNG FINANCE CO., LTD.	Holding Directly 100.0	Debt guarantee, etc.	Debt guarantee, etc. (Note 2)	22,412	–	–
Subsidiary	NYK US FINANCE, LTD.	Holding Directly 100.0	Debt guarantee, etc.	Debt guarantee, etc. (Note 2)	13,993	–	–
Subsidiary	CAYMAN LNG TRANSPORT (NO.1) LTD.	Holding Directly 95.0	Debt guarantee, etc.	Debt guarantee, etc. (Note 2)	13,822	–	–
Subsidiary	INTERNATIONAL CAR OPERATORS (BENELUX) N.V.	Holding Indirectly 100.0	Debt guarantee, etc.	Debt guarantee, etc. (Note 2)	12,745	–	–
Subsidiary	CERESCORP COMPANY	Holding Indirectly 100.0	Debt guarantee, etc.	Debt guarantee, etc. (Note 2)	11,638	–	–
Subsidiary	Vessels owning, chartering related companies ADAGIO MARITIMA S.A. and other 357 companies	Holding Directly 100.0 (345 companies) Indirectly 100.0 (13 companies)	Capital Support Debt guarantee, etc. Contract of chartering ships	Lending of funds (Note 1) Debt guarantee, etc. (Note 2) Payment of charterage (Note 3)	16,319 665,112 148,394	Short term loans receivable Long-term loans receivable – –	35,218 162,993 – –
Affiliate	NYK ARMATEUR S.A.S.	Holding Indirectly 60.0	Debt guarantee, etc.	Debt guarantee, etc. (Note 2)	33,908	–	–
Transaction conditions and policies on determination of transaction conditions
Notes:	1.	Conditions of lending funds are determined by taking into consideration the market rate. The Company has not accepted security.
2.	Guarantee fee for debt guarantee, etc. is determined by taking into consideration the form of guarantee.
3.	Cost equivalent amounts accrued by subsidiaries are paid as vessel lease fees.

2)	Transactions which involve conflict of interest between the Directors or Controlling Shareholders and NYK

There are no significant transactions which involve such conflict of interest.

(9)	Note on per-share information

Net assets per share	333.09 yen
Net income per share	13.09 yen

(10)	Other notes

Amounts are rounded down to the nearest million yen

(11)	Notes on significant subsequent events

Not applicable

1.	Independent Auditors’ Audit Report with Respect to Consolidated Financial Statements (Copy)

Independent Auditors’ Audit Report

May 8, 2009

To:  The Board of Directors of
Nippon Yusen Kabushiki Kaisha

Deloitte Touche Tohmatsu LLC

Takashi Nagata
Assigned Employee
Partner
Certified Public Accountant

Yuji Itagaki
Assigned Employee
Partner
Certified Public Accountant

Toshiharu Matsuura
Assigned Employee
Partner
Certified Public Accountant

Toru Igarashi
Assigned Employee
Partner
Certified Public Accountant

We have audited the consolidated financial statements of Nippon Yusen Kabushiki Kaisha (the “Company”) for the fiscal year ended March 31, 2009 (April 1, 2008 through March 31, 2009), which included the consolidated balance sheets, consolidated statements of income, consolidated statements of changes in net assets and notes to the consolidated financial statements, for the purpose of reporting under the provisions of Article 444, Paragraph 4 of the Companies Act of Japan (the “Companies Act”). The management of the Company was responsible for the preparation of these consolidated financial statements, and our responsibility shall be limited to the expression of an independent opinion regarding the consolidated financial statements.

We conducted our audit in accordance with auditing standards generally accepted in Japan. The auditing standards require reasonable assurance that the consolidated financial statements do not contain any untrue statements of material fact. The audit was conducted based on an audit by testing, and included a review of the consolidated financial statements as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management. We believe that we have obtained a reasonable basis to form our opinion as a result of the audit.

In our opinion, the above consolidated financial statements properly present the financial position and the results of operations for the fiscal year, in all material respects, of the company group consisting of the Company and its consolidated subsidiaries, in conformity with accounting principles generally accepted in Japan.

We have no specific interest in the Company required to be stated by the provisions of the Certified Public Accountant Law.

End of Document

2.	Independent Auditors’ Audit Report (Copy)

Independent Auditors’ Audit Report

May 8, 2009

To:  The Board of Directors of
Nippon Yusen Kabushiki Kaisha

Deloitte Touche Tohmatsu LLC

Takashi Nagata
Assigned Employee
Partner
Certified Public Accountant

Yuji Itagaki
Assigned Employee
Partner
Certified Public Accountant

Toshiharu Matsuura
Assigned Employee
Partner
Certified Public Accountant

Toru Igarashi
Assigned Employee
Partner
Certified Public Accountant

We have audited the financial statements of Nippon Yusen Kabushiki Kaisha (the “Company”) for the 122nd fiscal year (April 1, 2008 through March 31, 2009), which included the balance sheets, statements of income, statements of changes in net assets, notes to the financial statements, and its supporting schedules, for the purpose of reporting under the provisions of Article 436, Paragraph 2, Item 1 of the Companies Act. The management of the Company was responsible for the preparation of these financial statements and their supporting schedules, and our responsibility shall be limited to the expression of an independent opinion regarding the financial statements and its supporting schedules.

We conducted our audit in accordance with auditing standards generally accepted in Japan. The auditing standards require reasonable assurance that the financial statements and their supporting schedules do not contain any untrue statements of material fact. The audit was conducted based on an audit by testing, and included a review of the financial statements as a whole and an evaluation of the accounting policies adopted by the management, the application thereof, and the estimates prepared by the management. We believe that we have obtained a reasonable basis to form our opinion as a result of the audit.

In our opinion, the above financial statements and their supporting schedules properly present the financial position and the results of operations of the Company for the fiscal year, in all material respects, in conformity with accounting principles generally accepted in Japan.

We have no specific interest in the Company required to be stated by the provisions of the Certified Public Accountant Law.

End of Document

3.   Board of Corporate Auditors’ Audit Report (Copy)

Audit Report

This audit report was prepared by the board of corporate auditors (the “Board of Corporate Auditors”) of Nippon Yusen Kabushiki Kaisha (the “Company”) after deliberation, as a concurrence of all corporate auditors (each a “Corporate Auditor”), based on audit reports prepared by each Corporate Auditor with respect to the methods and results of audit concerning the performance of each director (a “Director”) of his/her respective duties during the 122nd fiscal year (April 1, 2008 through March 31, 2009). We hereby report as follows.

1.    Methods of Audit by Corporate Auditors and the Board of Corporate Auditors, and its contents

In addition to establishing audit policies and receiving reports from each Corporate Auditor on the implementation status and results of the audit, the Board of Corporate Auditors received reports from Directors, employees and independent auditors (each an “Independent Auditor”) on the performance of their duties and requested further explanations as deemed necessary.

In compliance with the standards for audit by Corporate Auditors established by the Board of Corporate Auditors, pursuant to the audit policies and segregation of duties for the 122nd fiscal year, each Corporate Auditor communicated with Directors, internal audit department and employees in order to collect information, improve the audit environment, and at the same time, attended meetings of the board of directors (the “Board of Directors”) and other important meetings, received reports from Directors and employees on the performance of their duties, requested further explanations as deemed necessary, reviewed important approval-granting documents, and inspected the state of business operations and assets at the head office and other branch offices. In addition, we monitored and reviewed the contents of resolutions of the meeting of the Board of Directors with respect to the development of a system as defined in Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act, as well as the status of the structural systems (internal control system) that has been developed based on such resolutions. With respect to the internal control system pertaining to the financial reports, we received reports from Directors, employees and Deloitte Touche Tohmatsu LLC on the evaluation of and status of audit of the internal control system, and requested further explanations as deemed necessary. We reviewed matters which are set forth in the provisions of Article 118, Item 3 (formerly Article 127) of the Ordinance for Enforcement of the Companies Act and have been included in the Company’s business report. With respect to subsidiaries, we communicated with and exchanged information with Directors and Corporate Auditors, among others, of the subsidiaries, and received business reports from subsidiaries as deemed necessary. We also visited the subsidiaries and inspected their state of business operations and assets. Based on the above methods, we reviewed the business report and its supporting schedules for the fiscal year.

In addition, we monitored and reviewed whether the Independent Auditors maintained their independent positions and conducted the audit properly, received reports from the Independent Auditors on the performance of their duties, and requested further explanations as deemed necessary. Furthermore, we were informed by the Independent Auditor that they are establishing a “System to ensure the appropriate performance of duties” (syokumu no suikou ga tekisetsu ni okonawareru koto o kakuho suru tameno taisei) (Matters as defined in each section of Article 131 of the Company Accounting Regulations) pursuant to “Quality control standards of audit” (kansa ni kansuru hinshitsu kanri kijyun) (the Business Accounting Counsel, October 28, 2005), and requested their explanations as deemed necessary. Based on the above methods, we reviewed the

55

financial statements for the 122nd fiscal year (balance sheets, statements of income, statements of changes in net assets, and notes to the financial statements) and their supporting schedules, as well as the consolidated financial statements (consolidated balance sheets, consolidated statements of income, consolidated statements of changes in net assets, and notes to the consolidated financial statements).

2.	Results of Audit

(1)	Results of audit of the business report

(i)
The business report and its supporting schedules of the Company accurately present the financial conditions of the Company in conformity with applicable laws and regulations and the articles of incorporation of the Company.

	(ii)	No irregularity or violation of applicable laws or regulations or the articles of incorporation of the Company was found with respect to the activities of the Directors.

(iii)
The contents of the resolutions of meetings of the Board of Directors with respect to maintenance of the internal control system are appropriate. In addition, there are no matters to be pointed out regarding the performance of duties of Directors with respect to the internal control system.

(iv)
There are no matters to be pointed out regarding the basic policies, which have been included in the Company’s business report, regarding a person who has an authority to decide the Company’s financial and business policies (matters set forth in Article 118, Item 3 of the Ordinance for Enforcement of the Companies Act.

(2)	Results of audit of the financial statements and its supporting schedules

The methods and results of audit performed by Deloitte Touche Tohmatsu LLC, the independent auditor of the Company, are appropriate.

(3)	Results of audit of the consolidated financial statements and its supporting schedules

The methods and results of audit performed by Deloitte Touche Tohmatsu LLC, the independent auditor of the Company, are appropriate.

May 13, 2009

Board of Corporate Auditors of Nippon Yusen Kabushiki Kaisha

Shigeru Shimizu
Full-time Corporate Auditor

Yukio Ozawa
Full-time Corporate Auditor

Hidehiko Haru
Outside Corporate Auditor

Takaji Kunimatsu
Outside Corporate Auditor